UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.__)

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JETBLUE AIRWAYS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

April 5, 2016

To our Stockholders:

It is our pleasure to invite you to attend our 2016 annual meeting of stockholders, which will be held at our corporate headquarters located at 27-01 Queens Plaza North, Long Island City, New York on Tuesday, May 17, 2016, beginning at 10:00 a.m. (Eastern Time). You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu2016, where you will be able to vote electronically and submit questions during the meeting. You will need the 12-digit control number included with these proxy materials to attend the annual meeting virtually. The following notice of annual meeting of stockholders outlines the business to be conducted at the meeting. Only stockholders of record at the close of business on March 21, 2016 will be entitled to notice of and to vote at the annual meeting.

As in the past, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Accordingly, most stockholders will not receive copies of our proxy materials. We instead are mailing a notice with instructions for accessing the proxy materials and voting via the Internet (the “Notice of Internet Availability”). We encourage you to review these materials and vote your shares. This delivery method allows us to conserve natural resources and reduce the cost of delivery while also meeting our obligations to you, our stockholders, to provide information relevant to your continued investment in JetBlue. If you received the Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares at the annual meeting (in person or virtually via the Internet) even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Very truly yours,

Robin Hayes

Chief Executive Officer, President and Director

On behalf of the Board of Directors of JetBlue Airways Corporation

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JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

Notice of Annual Meeting of Stockholders

To be held on May 17, 2016

10:00 a.m. (Eastern Time)

27-01 Queens Plaza North, Long Island City, New York and via the Internet at www.virtualshareholdermeeting.com/jblu2016.

Items of Business

We are holding the 2016 annual meeting of stockholders for the following purposes:

1.	To elect ten directors nominated by the Board of Directors to serve until the 2017 annual meeting of stockholders;

2.	To ratify the selection of Ernst & Young LLP (E&Y) as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve amendments to our certificate of incorporation permitting the removal of directors without cause; and

5.	To transact such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the annual meeting.

Record Date:

March 21, 2016

Voting:

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting of stockholders in person or virtually via the Internet, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You have the following options for submitting your vote before the 2016 annual meeting: Internet, toll-free telephone, mobile device or mail. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, which at our upcoming meeting will only be the ratification of the selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters to be considered at the meeting are the election of directors (Proposal No. 1), the advisory vote to approve compensation of our named executive officers (Proposal No. 3), and the approval of amendments to our certificate of incorporation to permit the removal of directors without cause (Proposal No. 4), as described further in the proxy statement. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

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Date These Proxy Materials Are First Being Made Available on the Internet:

On or about April 5, 2016

IF YOU PLAN TO ATTEND

Only stockholders and certain other permitted attendees may attend the annual meeting. Please note that space limitations make it necessary to limit in person attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-serve basis. Registration will begin at 9:00 a.m. Either an admission ticket or proof of ownership of JetBlue stock, as well as a form of government-issued photo identification, such as a driver’s license or passport, must be presented in order to be admitted to the annual meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card. Stockholders holding stock in an account at a brokerage firm, bank, broker-dealer, or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones, large bags or packages will be permitted at the annual meeting.

You will need your twelve digit control number to attend and vote virtually.

By order of the Board of Directors

April 5, 2016	James G. Hnat
Long Island City, New York	General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2016

The notice of annual meeting, the proxy statement and our fiscal 2015 annual report to stockholders are available on our website at http://investor.jetblue.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

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2016 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 6-9)

Meeting:	Annual Meeting of Stockholders
Date:	May 17, 2016
Time:	10:00 a.m. (Eastern Time)
Place:	27-01 Queens Plaza North, Long Island City, New York and via the Internet at www.virtualshareholdermeeting.com/jblu2016

Record Date: March 21, 2016

Stock Symbol: JBLU

Exchange: NASDAQ

Common Stock Outstanding as of Record Date: 322,046,556

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Corporate Headquarters: 27-01 Queens Plaza North, Long Island City, NY 11101

Corporate Website: www.jetblue.com

Investor Relations Website: http://investor.jetblue.com

2017 Annual Meeting Deadline for Stockholder Proposals: December 6, 2016

EXECUTIVE COMPENSATION

(see pages 24 -49)

CEO: Robin Hayes (age: 49, tenure as CEO 1 years)*

CEO 2015 Total Direct Compensation: $3,276,159

Base Salary:	$550,000
Annual Incentive Bonus:	$718,850
Long-Term Equity:
•	RSUs paid with respect to 2015 performance period	$960,000
•	PSUs granted in 2015 for 2015-2017 performance period	$700,000

Employment Agreement: Yes (through 2018)

Clawback Policy: Yes

Tax Gross Up Policy: No new agreements for senior management going forward

Stock Ownership Guidelines: 3x base salary for CEO, 1x base salary for other named executive officers

CORPORATE GOVERNANCE PRACTICES

Director Nominees: 10

•	One management-employee

•	Nine independent

Director Term: One year

Election Standard for Director Election: Majority of votes cast (abstentions are not counted as votes cast)

Supermajority Vote Requirements: No

Board Meetings in 2015: 6

Standing Board Committees (Meetings in 2015):

•	Audit Committee: 10

•	Compensation Committee: 7

•	Corporate Governance & Nominating Committee: 5

•	Airline Safety Committee: 4

ITEMS OF BUSINESS:

1.	Election of Directors
2.	Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)
3.	Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers
4.	Approval of Amendments to Our Certificate of Incorporation to Permit the Removal of Directors Without Cause

* Mr. Hayes became our Chief Executive Officer effective February 16, 2015.

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PROXY STATEMENT 2016 ANNUAL MEETING OF STOCKHOLDERS

We are making this proxy statement available to you on or about April 5, 2015 in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or the “Board”) for the JetBlue Airways Corporation 2016 annual meeting of stockholders. At JetBlue and in this proxy statement, we refer to our employees as crewmembers. Also in this proxy statement, we sometimes refer to JetBlue as the “Company,” “we” or “us,” and to the 2016 annual meeting of stockholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ended or ending on December 31 of the stated year. Information in this proxy statement for 2015 generally refers to our 2015 fiscal year, which was from January 1 through December 31, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the record date?

The record date (the “Record Date”) for the annual meeting is March 21, 2016. On the Record Date, there were 322,046,556 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date are entitled to vote at the annual meeting and any postponement(s) or adjournments thereof. Holders of shares of common stock as of the Record Date are entitled to cast one vote per share on all matters.

What is the difference between holding shares as a holder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank, broker dealer or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record (also known as a “registered holder”) who may vote at the annual meeting. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person or virtually at the annual meeting. Whether or not you plan to attend the annual meeting in person or virtually, please complete, date and sign the enclosed proxy card and provide specific voting instructions to ensure that your shares will be voted at the annual meeting.

Beneficial Owner

If on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are considered the beneficial owner of shares held “in street name,” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct your nominee holder on how to vote your shares and to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person virtually at the annual meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank, broker-dealer or other nominee holder. If you do not make this request, you can still vote by completing your proxy card and delivering the proxy card to your nominee holder; however, you will not be able to vote online at the annual meeting.

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How do I vote?

Registered holders may vote:

•	By Internet: go to www.proxyvote.com;

•	By toll-free telephone: call 1-800-690-6903;

•	By mobile device; or

•	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending such Notice to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Board of Directors encourages you to take advantage of the availability of the proxy materials on the Internet.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

How will my shares be voted at the annual meeting if I do not specify on the proxy card how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of each of the ten director candidates nominated by the Board of Directors;

•	FOR the ratification of the selection of Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	FOR advisory approval of the compensation of our named executive officers;

•	FOR approval of amendments to our certificate of incorporation to permit the removal of directors without cause; and

•	in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting and any postponement(s) or adjournment(s) thereof.

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the Company’s independent auditors. If your shares are held of record by a brokerage firm bank, broker-dealer, or other nominee, we urge you to give instructions to your brokerage firm bank, broker-dealer, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What can I do if I change my mind after I vote?

Any proxy may be revoked at any time prior to its exercise at the annual meeting. A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our Corporate Secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our Corporate Secretary prior to the annual meeting; (iii) voting again by telephone, by mobile device or over the Internet prior to 11:59 p.m., Eastern Time, on May 16, 2016; or (iv) attending and voting online at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you hold your shares through a brokerage firm, bank, broker-dealer or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the annual meeting.

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What is a quorum?

To carry on the business of the annual meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the annual meeting is a majority of the outstanding common stock of the Company represented in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the annual meeting.

What are broker non-votes?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any non-routine matters brought to a vote at the annual meeting. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), and approval of amendments to amend our certificate of incorporation to permit the removal of directors without cause (Proposal No. 4). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

What vote is required to adopt each of the proposals?

Proposal 1: Election of Directors

We have adopted majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected by a majority of the votes cast at the meeting (that is, the number of shares voted “for” the nominee must exceed the number of shares voted “against” the nominee). However, a director who fails to receive the required number of votes at the next annual meeting of stockholders at which he or she faces reelection is required to tender his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results. As discussed above, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. Abstentions and broker non-votes are not counted as votes cast.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will be counted as present and are entitled to vote on the proposal.

Proposal 3: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Proposal 4: Approval of Amendments to Our Certificate of Incorporation to Permit the Removal of Directors Without Cause

Approval of Proposal 4, the amendment of our certificate of incorporation to permit the removal of directors without cause, requires the affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

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How do foreign owners vote?

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our Bylaws provide that no shares of our common stock may be voted by or at the direction of non-citizens unless such shares are registered on a separate stock record, which we refer to as the “foreign stock record.” Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us is not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the Record Date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Who pays for soliciting the proxies?

We pay for the cost of soliciting the proxies. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees for Morrow & Co., LLC to be approximately $7,500 plus expenses. In addition, our directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile email or through similar methods. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Will the annual meeting be webcast?

Yes. In addition to attending in person, you may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu2016, where you will be able to vote electronically and submit questions during the meeting. The audio broadcast will be archived on that website for at least 120 days.

What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 or by calling us at (718) 286-7900. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 27-01 Queens Plaza North, Long Island City, New York 11101, by contacting our General Counsel, James Hnat.

When will the voting results be announced?

We will announce preliminary voting results at the annual meeting. We will report final results on our website at www.jetblue.com and in a filing with the SEC on a Form 8-K.

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PROPOSAL 1	ELECTION OF DIRECTORS

There are currently eleven members of our Board of Directors. Assuming the election of all nominees, immediately following the annual meeting the size of our Board of Directors will be set at ten directors. Mr. Jens Bischof, a director since 2011, is not standing for re-election in May. The Company thanks Mr. Bischof for his exemplary service to JetBlue. As discussed in greater detail below, the Board is recommending that you reelect all of the nominees for a one-year term.

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Peter Boneparth, David Checketts, Stephan Gemkow, Virginia Gambale, Robin Hayes, Ellen Jewett, Stanley McChrystal, Joel Peterson, Frank Sica and Thomas Winkelmann, each a current director of the Company, each to be elected as a director of the Company to serve on our Board of Directors until the 2017 annual meeting of stockholders or until such time as until their respective successors have been duly elected and qualified or until his or her prior death, disability, resignation, retirement, disqualification or removal from office.

We do not know of any reason why any nominee named in this proxy statement would be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve as a director if elected, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend. The Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected by a majority of the votes cast at the meeting (that is, the number of shares voted “for” the nominee must exceed the number of shares voted “against” the nominee). Abstentions and broker non-votes are not counted as votes cast. However, a director who fails to receive the required number of votes at the next annual meeting of stockholders at which he or she faces reelection is required to tender his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results.

The Board of Directors recommends that stockholders vote “FOR” each nominee.

Nominees for Director

				Independent	Standing Committee
Name	Age	Position(s) with the Company	Director Since	(Y/N)	Memberships
Peter Boneparth	56	Director	2008	Y	Audit
David Checketts	60	Director	2000	Y	Compensation
Virginia Gambale	56	Director	2006	Y	Audit, Compensation
Stephan Gemkow	56	Director	2008	Y	Compensation
Robin Hayes	49	President, CEO & Director	2015	N	Airline Safety
Ellen Jewett	57	Director	2011	Y	Audit
Stanley McChrystal	61	Director	2010	Y	Airline Safety, G&N
Joel Peterson	68	Chairman of the Board	1999	Y	G&N
Frank Sica	65	Vice Chairman of the Board	1998	Y	G&N
Thomas Winkelmann	56	Director	2013	Y	Airline Safety

Director Qualifications and Biographical Information

Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience at academic institutions or from the U.S. military which brings unique perspectives to the Board. Further, each of the Company’s directors has other specific qualifications that make them valuable members of our Board, such as financial literacy, talent and brand management, customer service experience and crewmember relations, as well as other experience that provides insight into issues we face.

The Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes this diversity is demonstrated in the range of experiences, attributes and skills of the current members of the Board. The Board believes that such diversity is important because it provides varied perspectives, which promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes that directors should contribute positively to the existing chemistry and collaborative culture among the Board members. The Board also believes that its members should possess a commitment to the success of the Company, proven leadership qualities, sound judgment and a willingness to engage in constructive debate. While we have no formal policy on director diversity, the Corporate Governance and Nominating Committee seeks to attract and retain directors who have these qualities to achieve an ultimate goal of a well-rounded Board that functions well as a team, something which is critically important to the

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Company. In determining whether an incumbent director should stand for reelection, the Corporate Governance and Nominating Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board. Periodically, the Corporate Governance and Nominating Committee reviews the Company’s short- and long-term business plans to gauge what additional current and future skills and experience may be required of the Company’s Board and any future Board candidates. The Corporate Governance and Nominating Committee seeks to use the results of the assessment process as it identifies and recruits potential director candidates.

Mr. Boneparth served as Senior Advisor of Irving Capital Partners, a private equity group, from 2009 through 2014. He served as president and Chief Executive Officer of the Jones Apparel Group from 2002 to 2007. Mr. Boneparth is a director of Kohl’s Corporation. As a senior retail executive, Mr. Boneparth’s qualifications and experience include finance and investment experience, talent management, international business experience, knowledge of brand enhancement and customer service, oversight of risk management and crewmember relations.

Mr. Checketts is the Managing Partner of Checketts Partners Investment Management, a private equity firm founded in 2011 focused on sports, media and entertainment investments. Its portfolio companies include ScoreBig,Inc. and Veritone Inc. Mr. Checketts served as Chairman and CEO of Legends Hospitality Management, founded by the NY Yankees and Dallas Cowboys, from December 2011 to October 2015. Mr. Checketts founded SCP Worldwide in 2006 which owned and operated the St. Louis Blues, Scottrade Center, the 2009 Major League Soccer Champions Real Salt Lake, Rio Tinto Stadium and ESPN 700 Sports talk radio. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From 1991 to 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From 1990 to 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team. As an investor and chairman of an investment firm, Mr. Checketts’ qualifications and experience include business operations, finance and investment experience, knowledge of our competitive landscape, and experience with customer service, brand and talent management.

Ms. Gambale has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003. Prior to founding Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003. Prior to that, she held the position of Chief Information Officer at both Bankers Trust Alex Brown and Merrill Lynch. Ms. Gambale serves on the National Association of Corporate Directors Risk Oversight Advisory Council. Ms. Gambale is an adjunct faculty member for Columbia University’s Masters in Technology Leadership program and is also one of 3 members of the Executive Advisory Board of Columbia University’s Center for Technology Management. Within the past five years, Ms. Gambale served as a director of Piper Jaffray Companies and Motive, Inc. As a former Chief Information Officer and a partner at a firm involved with technology and data communications, Ms. Gambale’s qualifications and experience include the management of large-scale, high-transaction volume systems and technology infrastructure, as well as investing in innovative technologies and developing the ability to adapt and grow these technologies to significantly enhance the performance of operations, risk management and delivery of new products.

Mr. Gemkow became the Chief Executive Officer of Franz Haniel & Cie. GmbH in August 2012. From 2006-2012, he was the Chief Financial Officer of Deutsche Lufthansa AG and a member of the Deutsche Lufthansa AG Executive Board. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working in various management capacities before serving as Senior Vice President Group Finance from July 2001 until January 2004. Mr. Gemkow then joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human Resources. Within the past five years, Mr. Gemkow served on the boards of GfK SE, a public company in Germany, Amadeus IT Holding S.A., and Celesio AG. Currently, Mr. Gemkow is Chairman of the Supervisory Board of TAKKT AG as well as member of the Supervisory Board of Evonik Industries AG. As the former Chief Financial Officer of an international airline, Mr. Gemkow’s experience and qualifications include finance and investment experience, a deep understanding of human resources and labor relations, airline operational experience, knowledge of the competitive landscape, experience with government and regulatory affairs, risk management, including commodities risk, customer service and brand enhancement, international experience and general airline industry knowledge.

Mr. Hayes became JetBlue’s Chief Executive Officer, President and a member of the Board of Directors in February 2015. Prior to this position, Mr. Hayes was JetBlue’s President, responsible for the airline’s commercial and operations areas including Airport Operations, Customer Support (Reservations), Flight Operations, Inflight, System Operations, Technical Operations, as well as Communications, Marketing, Network Planning and Sales from December 2013 until February 2015. He served as JetBlue’s Executive Vice President and Chief Commercial Officer from August 2008 until December 2013. Prior to joining JetBlue, he was British Airways’ Executive Vice President for The Americas. Over the span of a 19-year career with British Airways, he also served as Area General Manager for Europe, Latin America and the Caribbean. As a senior airline executive, Mr. Hayes’ qualifications include over 25 years of aviation experience, knowledge of the competitive landscape, brand enhancement and management.

Ms. Jewett is Managing Partner of Canoe Point Capital, LLC, an investment firm providing capital for early stage companies that have social purpose. From 2010 through 2015, Ms. Jewett was the Managing Director Head of U.S. Government and Infrastructure for BMO Capital Markets covering airports and infrastructure banking. She sat on the Management Committee of the U.S. Fixed Income Division. Prior to that, Ms. Jewett spent more than 20 years at Goldman, Sachs & Co. specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously, as head of the airport finance group. Ms. Jewett serves as President of the Board of the Brearley School. As a finance professional, Ms. Jewett’s qualifications and experience include domestic and international finance, business and investment experience, talent management and experience in the areas of airports and infrastructure.

General (Ret.) McChrystal is a retired 34-year U.S. Army veteran of multiple wars. Gen. McChrystal commanded the U.S. and NATO’s International Security Force in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts. Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. General McChrystal is currently teaching a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife Annie on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families. Gen. McChrystal is a director of Navistar International Corp. and serves on their Finance Committee. He serves as Chairman of the board of Siemens Government Technologies, Inc., a wholly-owned indirect subsidiary and a Federal Business Entity of Siemens AG, since December 2011. Since August 2011, he has served as a member of the Board of Advisors of General Atomics, a world leader of resources for high-technology systems ranging from the nuclear fuel cycle to remotely operated surveillance aircraft, airborne sensors, and advanced electric,

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electronic, wireless and laser technologies. Within the last five years, Gen. McChrystal served in the board of Knowledge International. As a former senior military leader, Gen. McChrystal has experience in logistics, air traffic issues, talent management and experience with government and regulatory affairs.

Mr. Peterson is the founding partner of Peterson Partners, LLP, a private equity firm he founded in 1995. He is also the founding partner of Peterson Ventures, which manages a portfolio of small, early-stage investments and Whitman I Peterson, a real estate investment fund founded in 2008. From 1973 through 1990, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate development company, including Chief Executive Officer from 1988 through 1990 and Chief Financial Officer from 1977 to 1985. Mr. Peterson has taught at the Stanford University Graduate School of Business since 1992 where he is the Robert L. Joss Consulting Professor of Management and has served as a director for the Center for Leadership Development and Research and on the Advisory Council to the School. He is also an overseer for the Hoover Institution, a policy think tank at Stanford University, and serves on the board of Franklin Covey. Within the last five years, Mr. Peterson served on the Board of Ladder Capital Finance Corp. As a private equity investor and former Chief Executive Officer and Chief Financial Officer of a commercial real estate company, Mr. Peterson’s qualifications and experience include knowledge of real estate, customer service, talent management and leadership development.

Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica is a director of CSG Systems International, Inc., Safe Bulkers, Inc. and Kohl’s Corporation. Within the past five years, Mr. Sica also served as a director of NorthStar Realty Finance Corporation. As a private equity investor, Mr. Sica’s qualifications and experience include finance and investment experience, talent management, experience in the areas of real estate, technology, risk management oversight (including commodities risk), general airline industry knowledge and international business and finance experience.

Mr. Winkelmann has been Chief Executive Officer of Lufthansa German Airlines (Hub Munich) since January 1, 2016. He is also a member of the Group Executive Committee of Lufthansa Group. He served as Chief Executive Officer of Germanwings GmbH from September 2006 through December 2015. Previously, he served as Vice-President of the Americas for Lufthansa German Airlines. Mr. Winkelmann has held senior management positions for Lufthansa in the United States since 1998. He started as Manager of Area Management Latin America and the Caribbean. Since September 2000, as Vice-President of The Americas based in New York, Mr. Winkelmann was responsible for the entire Lufthansa organization in North and South America. His responsibilities included all operative functions, sales, marketing and the stations. Moreover, he was a member of the Executive Board of Eurowings Luftverkehrs AG from 2006 to 2008. Before joining Lufthansa in 1998, Mr. Winkelmann held management positions, among others, at Deutsche Reisebüro GmbH and at Kaufhof AG in Germany and in the U.S. As a senior airline executive, Mr. Winkelmann’s qualifications and experience include sales, marketing, revenue management, airline operations, knowledge of North America, Latin American and the Caribbean as well as general airline industry knowledge.

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CORPORATE GOVERNANCE PRACTICES

Majority of Independent Directors

We have a majority of independent directors serving on our Board. We currently have only one employee director, Mr. Hayes, our Chief Executive Officer and President, on our Board of eleven members. For more information, see “Board Meetings and Board Committee Information—Independent Directors.”

Separation of Chairman of the Board and Chief Executive Officer—Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. We believe that the interests of the Company and our stockholders are best served by separating the positions of Chief Executive Officer and Chairman of the Board. We believe this governance structure empowers both the Board of Directors and the Chief Executive Officer, and promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis. In our independent Chairman, our Chief Executive Officer has a counterpart who can be a thought partner. We believe this corporate structure also permits the Board of Directors to have a healthy dynamic that enables its members to function to the best of their abilities, individually and as a unit. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board may periodically evaluate whether the Board leadership structure should be changed in light of specific circumstances applicable to us.

Annual Elections of Board Members

JetBlue’s Bylaws provide that directors are elected annually.

Majority Vote Policy

Each member of our Board of Directors is elected by a majority of the votes cast in an uncontested election. The majority vote standard requires that a director nominee receive a majority of the votes cast in an uncontested election in order to be formally elected. For the purpose of uncontested elections, abstentions and broker non-votes are not counted as votes cast.

Removal of Supermajority Provisions from our Charter Documents

As approved by our stockholders, we removed supermajority voting requirements from our Bylaws in order to give our stockholders a more meaningful vote in various corporate matters.

Executive Compensation Practices

We strive for transparent and balanced compensation packages, as discussed more fully in the Compensation Discussion and Analysis, which starts on page 25.

Equity Ownership Guidelines

Our directors hold their equity compensation until their retirement from our Board. Our Corporate Governance and Nominating Committee adopted stock ownership requirements for management: 3x base salary for our CEO and 1x base salary for our other named executive officers, to be implemented and met over a five year period, starting in calendar year 2012. Newly hired or newly appointed named executive officers have five years from the date of hire or appointment to meet the stock ownership guidelines. As of December 2015, each of our named executive officers met or exceeded our ownership guidelines, including common stock and unvested restricted stock units but excluding unvested performance stock units and vested underwater stock options. We anticipate reviewing and revising our executive stock ownership guidelines periodically.

Retirement and Pension Practices

We do not provide our executives with significant post-employment retirement or pension benefits. We sponsor a retirement plan with a 401(k) component for all of our crewmembers.

Environmental, Sustainability and Corporate Social Responsibility Practices

Our sustainability strategy focuses on safeguarding JetBlue’s ability to grow and profit through smart natural-resource planning and long-term consideration of our business impact. We are achieving this by focusing our sustainability programs on change management, stakeholder engagement and risk mitigation. This includes waste stream reduction in airports and on airplanes, greenhouse gas measuring and offsetting and biofuels research. Our Social Responsibility programs include a seasonal farm at T5, our terminal at John F. Kennedy International Airport, planting trees to improve air quality in our hometown communities and hosting reading programs in the cities we fly to. We engage in a variety of community initiatives involving business partners and crewmembers including, for example, building playgrounds, making and donating quilts to children in hospitals and donating books to the communities in which we live and work. We issue annual Global Reporting Initiative (GRI4) compliant Responsibility Reports, all of which are publically available for comment. More information on these efforts is available at http://www.jetblue.com/green.

Corporate Governance Guidelines

We have adopted governance guidelines to help us maintain the vitality of our Board, including areas relating to Board and committee composition, annual meeting attendance, stockholder communication with the Board, qualifications and the director candidate selection process including our policy on consideration of candidates recommended by stockholders and our Code of Business Conduct and our values—Safety, Caring, Integrity, Passion and Fun. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors, Board committee structures and assignments and review and approval of related person transactions. These guidelines are available at http://investor.jetblue.com.

Code of Business Conduct

We are committed to operating our business with high levels of accountability, integrity and responsibility. Our Code of Business Conduct, or the Code, governs our affairs and is a means by which we commit ourselves to conduct our business in an honest and ethical manner. The Code governs the members of our Board of Directors, our crewmembers and third parties that represent JetBlue and includes provisions relating to how we strive to deal with each other, our business partners, our investors and the public. The Code provides for granting of a waiver of the Code if approved. Any waiver that is granted, and the basis for granting the waiver, will be publicly communicated as appropriate, including by posting on our website, as soon as practicable. We granted no waivers under our Code of Business Conduct in 2015. The Code is available at http://investor.jetblue.com. We intend to post any amendments and any waivers of our Code of Business Conduct on our website within four business days of such amendment or waiver.

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Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors by sending correspondence to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. The name of any specific intended director should be noted in the correspondence. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication. The Corporate Governance and Nominating Committee approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors, as set forth in our Corporate Governance Guidelines.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman of the Board by letter to the above address, marked for the attention of the Chairman. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Board Oversight of Risk

Our Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by relying on several different levels of review. In connection with its reviews of the operations of the Company’s business and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each of the Board’s committees also oversees the management of Company risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategy.

The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Corporate Audit personnel assist management in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the head of Corporate Audit and may meet with the Company’s General Counsel. The Audit Committee provides reports to the Board which describe these activities and related conclusions. The Audit Committee periodically reports to the Board the results of the risk management program and activities of management’s risk committee.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. Our management, with the Compensation Committee, reviews our compensation policies and procedures, including incentives that may create and factors that may reduce the likelihood of excessive risk taking, to determine whether such incentives and factors present a significant risk to the Company.

Related Party Transaction Policy

We have established written policies and procedures that require approval or ratification by our Audit Committee of any transaction in excess of $120,000, which involves a “Related Person’s” entry into an “Interested Transaction”. As defined in our policy, an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Person” is defined in our policy as any (i) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (ii) greater than 5 percent beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Our policies and procedures further provide that only disinterested directors are entitled to vote on any Interested Transaction presented for Audit Committee approval.

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Transactions with Related Persons Since the Beginning of Fiscal Year 2015

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. Except as described below, during 2015, there were no actual or proposed transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.

Prior to March 27, 2015, Deutsche Lufthansa AG was a significant stockholder of JetBlue’s common stock. Each of Mr. Jens Bischof, an officer of Deutsche Lufthansa AG, and Mr. Thomas Winkelmann, CEO of Germanwings, a Lufthansa subsidiary, were members of our Board of Directors designated by Deutsche Lufthansa AG.

In 2015, Deutsche Lufthansa AG tendered and ultimately exchanged its €234 million convertible notes, which were secured by JetBlue common stock. The exchange was completed by the end of the first quarter 2015. Following the tender of the notes and exchange of substantially all of the common stock, Deutsche Lufthansa AG is no longer deemed a “Related Person”.

As previously reported, the Company receives nacelle maintenance services from Lufthansa Technik AG, a wholly owned subsidiary of Deutsche Lufthansa AG. We recorded approximately $7 million for the services, which were provided on an “as needed” basis in 2015.

The Company contracted to receive heavy maintenance services from Lufthansa Technik AG, a wholly owned subsidiary of Deutsche Lufthansa AG. We recorded approximately $1 million for the services in 2015.

In 2015, the Company executed an agreement with Oakfield Farms, a partially owned subsidiary of Deutsche Lufthansa AG, for the provision of on board boxes. We recorded approximately $2 million for such services in 2015.

The Company contracted with Hawker Pacific, a subsidiary of Lufthansa Technik AG, to perform maintenance on E190 landing gear. We recorded approximately $6 million for the services in 2015.

As previously reported, the Company receives provisioning services from LSG SkyChefs, a subsidiary of Deutsche Lufthansa AG, in certain of our BlueCities. We recorded approximately $14 million for such services in 2015.

As previously reported, we have a contract with LH CityLine, a subsidiary of Deutsche Lufthansa AG, by which we provide simulator training. The agreement is structured for use of simulator services on an as needed basis. For 2015, no services were performed under this contract.

As previously reported, Lufthansa Technik AG, a wholly owned subsidiary of Deutsche Lufthansa AG began providing us with repair services of line replaceable units. There are no minimum commitments under this arrangement. In 2015, we expensed approximately $18 million.

The Audit Committee approved each arrangement described above as required by our related party transaction policy.

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BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

The business of JetBlue is managed under the direction of our Board of Directors. It has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors

Our Board of Directors currently has eleven members: Jens Bischof, Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Robin Hayes, Ellen Jewett, Stanley McChrystal, Joel Peterson, Frank Sica and Thomas Winkelmann. The size of our Board will be reduced to ten members effective at the conclusion of our 2016 annual meeting. Mr. David Barger, who resigned as a director effective February 15, 2015, was the only director who served on our Board during 2015, other than Mr. Hayes, determined not to be independent.

In connection with the annual meeting and the election of directors, our Board of Directors reviewed the independence of each director-nominee under the standards set forth in the NASDAQ listing standards. The NASDAQ definition of independent director includes a series of objective tests. Specifically, a director is deemed independent under the NASDAQ rules if such director is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Generally, the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company;

•	a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of the Company, or benefits under a tax-qualified retirement plan, or non-discretionary compensation.

In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to JetBlue and our management. Our full Board affirmatively determined that each of Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Ellen Jewett, Stanley McChrystal, Joel Peterson, Frank Sica and Thomas Winkelmann are independent. With respect to Ms. Gambale, Mr. Checketts and Mr. Gemkow, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Further, with respect to Mr. Boneparth, Ms. Gambale and Ms. Jewett, the Board considered the additional requirements of NASDAQ and the SEC specifically relevant to whether a director is independent for purposes of serving on the Audit Committee. Based upon the Board’s review, each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board are comprised of directors who have been determined to be independent under the applicable NASDAQ listing standards and applicable rules and regulations of the SEC. Mr. Hayes is not independent as defined.

Board Structure and Meetings

Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the non-management directors to meet without the presence of management, which are presided over by our Chairman of the Board, who is currently Joel Peterson. Our Board of Directors currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Airline Safety Committee. The Board has delegated various responsibilities and authority to different committees of the Board. From time to time, the Board of Directors appoints ad hoc committees to oversee special projects for the Board. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our crewmembers outside of Board meetings. The Board of Directors held a total of six meetings during 2015. All of the directors attended at least 75% of the aggregate of all meetings of the Board and of each committee at the times when he or she was a member of the Board or such committee during fiscal year 2015. The Company has a policy encouraging at least a majority of our directors to attend each annual meeting of stockholders. All of the members of our Board of Directors attended our 2015 annual meeting of stockholders held on May 21, 2015.

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COMMITTEE MEMBERSHIP AS OF MARCH 2016

Corporate
Governance
		Audit	Compensation	and Nominating	Airline Safety
Director	Independent (Y/N)	Committee	Committee	Committee	Committee
Jens Bischof	Y
Peter Boneparth	Y	Chair
David Checketts	Y		X
Virginia Gambale	Y	X	Chair
Stephan Gemkow	Y		X
Robin Hayes	N				X
Ellen Jewett	Y	X
Stanley McChrystal	Y			X	Chair
Joel Peterson	Y			Chair
Frank Sica	Y			X
Thomas Winkelmann	Y				X

Audit Committee

On behalf of the Board of Directors, the Audit Committee oversees (i) the integrity of our financial statements, (ii) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (iii) compliance with ethics policies and legal and regulatory requirements, (iv) the performance of our internal audit function and (v) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee is also responsible for determining whether to approve any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com.

The current members of the Audit Committee are Peter Boneparth (Chair), Virginia Gambale and Ellen Jewett, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Board has determined that each member of the Audit Committee is financially literate within the meaning of the NASDAQ listing standards. In addition, the Board of Directors determined that Mr. Boneparth is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Audit Committee met ten times during fiscal year 2015. A report of the Audit Committee is set forth elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement. In addition, the Compensation Committee reviews and approves stock-based compensation for our directors, officers and employees, and oversees the administration of our Amended and Restated 2011 Incentive Compensation Plan (the “2011 Incentive Compensation Plan”) and our Amended and Restated 2011 Crewmember Stock Purchase Plan (the “2011 Crewmember Stock Purchase Plan”). Additionally, the Compensation Committee approves the “Compensation Discussion and Analysis” with respect to compensation of the Company’s executive officers in accordance with applicable rules of the SEC and provides a report in the Company’s annual proxy statement indicating that the Committee recommends to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s annual proxy statement and annual report on Form 10-K. The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the Committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the Committee. The charter of the Compensation Committee is available on our website at http://investor.jetblue.com. The current members of the Compensation Committee are David Checketts, Virginia Gambale (chair), and Stephan Gemkow, each of whom is an independent director within the meaning of the applicable NASDAQ rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Compensation Committee met seven times during fiscal year 2015. A report of the Compensation Committee is set forth elsewhere in this proxy statement.

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Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the annual evaluation of the performance of the Board, its committees and each director, ensuring that the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board and all other Board committees are comprised of qualified directors, developing and recommending a succession plan for the Chief Executive Officer, and developing and recommending corporate governance policies and procedures appropriate to the Company. The charter of the Corporate Governance and Nominating Committee is available on our website at http://investor.jetblue.com. The current members of the Corporate Governance and Nominating Committee are Stanley McChrystal, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Corporate Governance and Nominating Committee met five times during fiscal year 2015.

Airline Safety Committee

The Airline Safety Committee is responsible for monitoring and review of our flight operations and safety management system and reports to the Board of Directors on such topics. The charter of the Airline Safety Committee is available on our website at http://investor.jetblue.com. The current members of the Airline Safety Committee are Robin Hayes, Stanley McChrystal (Chair) and Thomas Winkelmann. The Airline Safety Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Airline Safety Committee met four times during fiscal year 2015.

Board Candidate Nomination Process

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee considers, among other criteria, integrity and values, relevant experience, diversity, and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee through recommendations from current Board members, stockholders, officers or other recommendations. The committee reviews all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Bylaws. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. The notice must set forth certain information specified in the Bylaws about the stockholder and the proposed action. The size of our Board is currently set at eleven members but will be reduced to ten members following the annual meeting. Directors are authorized to fill any vacancy on the Board.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.

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DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the Compensation Committee of our Board of Directors. The following table summarizes compensation paid to our non-employee directors during the fiscal year ended December 31, 2015. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to the director compensation arrangements.

Name	Fees Earned or Paid in Cash	Stock Awards	Options	Total
(a)	($) (b)	($)(1) (c)	($)(2) (d)	($) (h)
Robin Hayes(3)	-	-		-
David Barger(3)	-	-	-	-
Jens Bischof	56,250	59,999	-	116,249
Peter Boneparth	85,000	59,999	-	144,999
David Checketts	59,500	59,999	-	119,499
Virginia Gambale	78,500	59,999	-	138,499
Stephan Gemkow	61,000	59,999	-	120,999
Ellen Jewett	65,000	59,999	-	124,999
Stanley McChrystal	70,000	59,999	-	129,999
Joel Peterson	90,000	59,999	-	149,999
Ann Rhoades(4)	35,500	59,999	-	95,499
Frank Sica	60,000	59,999	-	119,999
Thomas Winkelmann	58,750	59,999	-	118,749
(1)	Includes 3,565 deferred stock units granted on February 13, 2015 to the then-sitting directors. At December 31, 2015, 47,969 deferred stock units remained outstanding for each of Ms. Gambale, and Messrs. Checketts, Gemkow, Peterson, and Sica, 40,969 for Mr. Boneparth, 34,437 for Mr. Bischof, 34,319 for Gen. McChrystal, 29,067 for Ms. Jewett and 16,083 for Mr. Winkelmann. Ms. Rhoades retired from the Board of Directors in May 2015. Her vested DSUs were settled in November 2015. Accordingly, as of December 31, 2015, Ms. Rhoades did not have deferred stock units outstanding. The amount represented reflects the grant date fair value of the deferred common stock units based on JetBlue’s stock price on the grant date as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 7 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2015, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K.
(2)	The Company granted no stock options in 2015. As of December 31, 2015, 27,000 options remained outstanding for each of Messrs. Peterson and Checketts.
(3)	Mr. Hayes and Mr. Barger were employees of the Company in 2015. Mr. Barger retired in February 2015, and Mr. Hayes became a member of the Board of Directors in February 2015. They did not receive any compensation for their director service to the Company. Mr. Hayes and Mr. Barger’s compensation is reported in the Summary Compensation Table on page 39 of this proxy statement.
(4)	Ms. Rhoades served on our Board until May 21, 2015. As a result and in accordance with the terms of the DSU award agreement, her 2015 grant of deferred stock units was forfeited upon her retirement from the board.

In 2015, our director compensation package was composed of an annual retainer fee of $55,000 (paid quarterly) and a committee retainer, with Audit Committee members being paid $10,000 per year for committee membership, Compensation Committee members being paid $6,000 per year for committee membership, and Corporate Governance and Nominating Committee and Airline Safety Committee members each being paid $5,000 per year for committee membership. Committee chairs were paid the following annual retainers: Audit Committee: $30,000; Compensation Committee: $16,000; Corporate Governance and Nominating Committee: $10,000; and Airline Safety Committee: $10,000. The chairman of the Board is paid $25,000 per year. Board members also received an annual equity grant of $60,000 in deferred stock units, or DSUs, with a one-year vesting schedule. New directors were awarded $35,000 in DSUs with 3-year ratable vesting, made at the time a director joins Board. The intended cash-to-equity allocation of this package is 50% to 50%, with the objective of paying total annual compensation in the range of approximately $125,000 to $130,000 per Board member to each director who is not a committee chair, assuming attendance at all meetings of the Board and the standing committees on which the director serves.

In 2015, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”), a compensation consulting firm, as its independent compensation advisor. At the Compensation Committee’s request, Pay Governance reviewed our director compensation program and recommended certain changes for the fiscal year 2016, including a recommendation to increase the amount of compensation our directors receive in the form of equity in order to ensure alignment with stockholder interests. Following Pay Governance’s recommendations, for the fiscal year 2016, our Board Compensation package consists of an annual retainer fee of $65,000 (paid quarterly). Fees beyond the annual retainer for both committee membership and Chair duties are described as “supplemental fees.” The Board chair’s supplemental fee is $50,000. Committee chairs are paid the following in supplemental fees: Audit Committee: $20,000; Compensation Committee: $10,000; Corporate Governance and Nominating Committee: $5,000; and Airline Safety Committee: $5,000. Committee membership fees were revised for 2016 as follows: Audit Committee members receive a supplemental fee of $15,000 per year, Compensation Committee members receive a supplemental fee of $10,000 per year, Corporate Governance and Nominating Committee members receive a supplemental fee of $10,000 per year and Airline Safety Committee members receive a supplemental fee of $10,000 per year.

Following the recommendation to increase in the amount of compensation our directors receive in the form of equity, the Compensation Committee raised the annual equity grant starting in 2016 to $100,000 in DSUs, with a one-year vesting schedule and a “hold until retirement” feature. No change was made to the initial equity grant for new directors, which is $35,000 in DSUs with a three-year ratable vesting. Given the retainer and supplemental fees described above, the intended cash-to-equity allocation of the revised package is 35% to 65%, with the objective of paying annual compensation of $165,000 per Board member to each director who is not on a committee.

Our Board expects to review director compensation periodically, to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors. Our non-employee directors receive flight benefits and reimbursement of expenses, as set forth below. As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights.

In 2015, Mr. Peterson donated his Board cash compensation and Mr. Sica donated $4,000 of the cash portion of his Board compensation to the JetBlue Crewmember Crisis Fund, a non-profit organization that assists JetBlue crewmembers facing emergency hardship situations.

We reimburse our directors, including our full-time crewmember directors, for expenses incurred in attending meetings. In 2015, no directors (including their family members) received $10,000 or more in aggregate perquisites or other personal benefits (including the incremental cost of flight benefits). We do not provide tax gross-up payments to members of our Board of Directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 21, 2016, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of March 21, 2016, as a group. We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under “Additional Information.” All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits.

	Common Stock Beneficially
	Owned and Shares
	Individuals Have the Right		Percentage
Executive Officers and Directors Name of Beneficial Owner	to Acquire within 60 Days(1)	Total(2)	of Class
Robin Hayes	400,893	603,216	*
Mark Powers	241,908	346,758	*
James Hnat	82,753	145,794	*
Martin St. George	58,668	96,565	*
Alexander Chatkewitz	1,045	9,364	*
Jens Bischof	-	38,715	*
Peter Boneparth	-	45,247	*
David Checketts	27,000	79,247	*
Virginia Gambale	-	52,247	*
Stephan Gemkow	-	52,247	*
Ellen Jewett	-	33,345	*
Stanley McChrystal	-	38,597	*
Joel Peterson	589,240	641,487	*
Frank Sica	38,644	90,891	*
Thomas Winkelmann	-	20,361	*
All executive officers and directors as a group (15 persons)	1,498,819	2,294,081	0.5%, 0.7%
5% Stockholders Name of Beneficial Owner
BlackRock, Inc.(3)		22,089,915	6.86%
FMR LLC(4)		22,268,790	6.91%
PRIMECAP Management Company(5)		20,107,514	6.24%
The Vanguard Group(6)		23,771,021	7.38%

*	Represents ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within 60 days of March 21, 2016 are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. This column lists beneficial ownership of voting securities as calculated under SEC rules. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are exercisable within 60 days of March 21, 2016 as follows: Mr. Checketts (27,000), Mr. Hnat (15,000), Mr. Powers (31,500), and Mr. St. George (38,000). Unless otherwise indicated, the address of each person listed in the table is c/o JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. All executive officers and directors as a group beneficially own, or have the right to acquire within 60 days of March 21, 2016, less than 1% of the outstanding common stock. A total of 322,046,556 shares of common stock were outstanding on March 21, 2016, pursuant to rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	This column shows the individual’s total JetBlue stock-based holdings, including the voting securities shown in the “Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days” column (as described in footnote 1), plus non-voting interests including, as appropriate, deferred stock units, performance stock units and restricted stock units which will not vest or become exercisable within 60 days of March 21, 2016. If all of the equity represented in the Total column were to vest (with no equity cancelled or forfeited), all executive officers and directors, as a group, would own 0.7% of the outstanding common stock.

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(3)	The information reported is based on a Schedule 13G/A, as filed with the SEC on January 26, 2016, in which BlackRock, Inc. reported that it and certain of its subsidiaries had sole voting power over 21,115,411 shares and sole dispositive power over 22,089,915 shares. The principal business address of BlackRock, Inc. is 55 East 52 St., New York, NY 10055.

(4)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 12, 2016, by FMR, LLC and Abigail P. Johnson, in which FMR LLC, a parent holding company, reported that it and certain of its subsidiaries and affiliates and other companies had sole voting power over 4,983,842 shares and sole dispositive power over 22,268,790 shares. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, Abigail P. Johnson and other members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC., such that Abigail P. Johnson may be deemed to have sole dispositive power of 22,268,790 shares. However, neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The principal business address of each of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 12, 2016, in which PRIMECAP Management Company reported that it held sole voting power over 9,889,351 shares and sole dispositive power over 20,107,514 shares. The principal business address of PRIMECAP Management Company is 225 South Lake Ave. #400, Pasadena, CA 91101.

(6)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 10, 2016, in which The Vanguard Group reported that it held sole voting and shared dispositive power over 208,681 shares and sole dispositive power over 23,562,340 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 208,681 shares of common stock of the Company as a result of its serving as investment manager of collective trust accounts. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

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PROPOSAL 2	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2016. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

While the Audit Committee retains Ernst & Young LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. If the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2015 and 2014, respectively, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2015	2014
Audit fees(1)	$1,733,850	$1,598,900
Audit-related fees(2)	$35,750	$86,500
Tax fees(3)	$46,950	$99,895
TOTAL	$1,816,550	$1,785,295

(1)	Includes fees related to: (a) the integrated audit of our consolidated financial statements and internal control over financial reporting; (b) the review of the interim consolidated financial statements included in quarterly reports; (c) services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards.

(2)	Audit-related services principally include fees for audit and attest services that are not required by statute or regulation.

(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services must be subsequently reported, for informational purposes only, to the full Audit Committee.

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

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AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of three non-employee directors, each of whom, in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures, and establishing, maintaining and evaluating internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, or Ernst & Young, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to Ernst & Young’s audit; as well as expressing an opinion on the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2015 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed with management and its independent registered public accounting firm the Company’s audited consolidated financial statements and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) rules, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young their independence from the Company and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

The Company also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC. In addition, the Audit Committee has selected, and the Board has ratified, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Peter Boneparth, Chair
Virginia Gambale
Ellen Jewett

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL 3	TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of stockholders votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. The Board recommended, our stockholders agreed, and the Board subsequently approved that the advisory vote on executive compensation be held on an annual basis. Accordingly, we are asking stockholders to approve an advisory resolution on compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our fiscal year 2015 executive compensation programs and policies and the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

At the Company’s annual meeting of stockholders held in May 2015, our stockholders were asked to approve the Company’s fiscal 2014 executive compensation programs. A substantial majority (95.6%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that these results reaffirm our stockholders’ support of the Company’s approach to executive compensation.

Please read the Compensation Discussion and Analysis beginning on page 25 for additional details about our executive compensation program, including information about the fiscal year 2015 compensation of our named executive officers.

Our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Support our strategy and stay true to our Values: We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver commitments, all while living our Values of Safety, Caring, Integrity, Passion and Fun;

•	Attract and retain top talent: We aim to set target compensation to be competitive with the airline industry, given our BlueCity and support center locations, route network, unique market placement, structure and size relative to other airlines; and

•	Pay for performance: We hold our named executive officers accountable for their performance in light of Company goals, industry economics and individual performance. We believe the proportion of executive compensation designed to be delivered in variable pay should depend on the executive’s position and the ability of that position to influence our overall corporate performance and structure named executive officers’ compensation packages accordingly.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Furthermore, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation programs with the interests of JetBlue and its stockholders.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution: RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion is hereby APPROVED.

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal is required to approve the advisory vote on executive compensation.

The Board of Directors recommends that stockholders vote “FOR” the foregoing resolution for the reasons outlined above.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section of the proxy statement explains the key elements of our executive compensation program and compensation decisions with respect to the following officers identified in the Summary Compensation Table below (the “named executive officers”) as of December 31, 2015:

Robin Hayes	President and Chief Executive Officer (effective February 16, 2015)
Mark Powers	Executive Vice President and Chief Financial Officer
James Hnat	Executive Vice President and General Counsel
Martin St. George	Executive Vice President Commercial & Planning
Alexander Chatkewitz	Vice President and Controller
David Barger	Former Chief Executive Officer (retired effective February 15, 2015)

Executive Summary

At JetBlue, Integrity is one of our five core values; along with Safety, Caring, Passion and Fun. We believe honesty builds trust. We hold ourselves to a high standard of integrity and strive for transparency with our executive compensation programs. JetBlue is a passenger airline that has established a new airline category based on service, style and cost. Known for its award-winning customer service and free TV as much as for its competitive fares, JetBlue believes it offers its customers a distinctive experience—the JetBlue Experience—with best-in-class offerings in the markets it serves. The Compensation Committee believes that our executive compensation program is instrumental in helping the Company to achieve its business goals and promote its values.

Executive Compensation Program Elements

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WE DO	WE DO NOT
Emphasize performance-based, at-risk pay	No tax gross ups for senior executive officers only
Apply rigorous, stockholder-aligned performance objectives for executive bonus payments	No repricing of underwater stock options
Consider risk in our executive compensation program	No single trigger change in control provisions - the 2011 Incentive Compensation Plan has a double trigger in place for change in control provisions
Our Compensation Committee uses an independent consultant	No retirement benefits provided exclusively to senior executive officers
Have executive stock ownership guidelines	No evergreen provisions in our compensation plans
Have a “hold until retirement” requirement for director stock ownership
Require equity to vest over a period of at least 3 years
Maintain an executive compensation clawback policy, which includes recoupment and forfeiture provisions
Use a structured approach to CEO performance evaluation and related compensation decisions
Emphasize a culture of safety
Review share utilization annually
Devote significant time to management succession and leadership development efforts
Provide limited executive perquisites; executives’ health and welfare benefits are the same as those of other salaried employees

WE DESIGN COMPENSATION PLANS WITH PROVISIONS TO MITIGATE UNDUE RISK

•	Our Executive Compensation performance measures drive longer term performance

•	Short term metrics are diverse and include Controllable Costs, Customer NPS, On Time Departure (D0) and Pre-tax Margin

•	Our annual and long-term performance awards are based on different metrics, with little or no overlap

•	Our clawback policy serves as a risk mitigator

•	We maintain a cap on incentive compensation payments

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How Did We Do in 2015?

JetBlue reported strong results for 2015:

•	For the full year 2015, JetBlue reported operating income of $1.2 billion, compared to operating income of $515 million in 2014.

•	For the full year 2015, on a GAAP basis, JetBlue reported pre-tax income of $1.1 billion compared to $623 million in 2014. Excluding special items on a non-GAAP basis, pre-tax income in 2014 was $382 million.

*	Fiscal year 2014 excluding special items.

For further information regarding our revenue and earnings per diluted share for the referenced periods, please see our Annual Report on Form 10-K for the year ended December 31, 2015, Item 6. Selected Financial Data (starting on page 28) and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (starting at page 31, and see page 33). In our proxy statement and Compensation Discussion and analysis, we refer to Operating Expenses per Available Seat Mile, ex-Fuel and Profit Sharing (“CASM”), Return on Invested Capital, Net Income and Pre-tax Income, excluding special items and Free Cash Flow, which are non-GAAP financial measures. Appendix B to this proxy statement contains a reconciliation of these non-GAAP measures to our audited GAAP financial statements.

The following table summarizes some of our financial results for 2015:

($ in millions, except per share amounts)	Fiscal 2014	Fiscal 2015	% Change
Operating Revenues	$5,817	$6,416	10.3%
Pretax income	$623	$1,097	76%
Operating margin	8.9%	19.0%	134%
Earnings per diluted common share excluding special items	$0.70	$1.98	182%

On a GAAP basis, net income for the fourth quarter 2015 was $190 million, or $0.56 per diluted share. This compares to JetBlue’s fourth quarter 2014 net income, excluding special items of $87 million, or $0.26 per diluted share. For the full year 2015, JetBlue reported net income of $677 million, or $1.98 per diluted share. This compares to JetBlue’s 2014 net income excluding special items of $232 million, or $0.70 per diluted share.

In 2015, JetBlue reported record fourth quarter operating revenues of $1.6 billion. Revenue passenger miles for the fourth quarter increased 12.4% to 10.6 billion on a capacity increase of 10.4%, resulting in a fourth quarter load factor of 83.6%, an increase of 1.5 points year over year. Yield per passenger mile in the fourth quarter was 13.62 cents, down 3.6% compared to the fourth quarter of 2014. Passenger revenue per available seat mile (PRASM) for the fourth quarter of 2015 decreased 1.9% year over year to 11.39 cents and operating revenue per available seat mile (RASM) decreased 0.2% year over year to 12.62 cents.

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Overall, we had a strong year on many fronts:

2015 Financial Performance

Financial results
Capacity Growth	9.5%
RASM	0.8%
CASM ex-Fuel/Profit Sharing	0.5%
Fuel price	$1.93/gal
Operating Margin	19%
Earning per Share	$1.98
ROIC	13.7%
2015 — best in the industry

#1 Unit Revenue Growth

#1 Operating Margin Growth

#1 Pre-tax Margin Growth

#1 Stock price performance (Up 43%)

Our total fuel cost in 2014 was $1.912 billion compared to $1.348 billion in 2015 or, $2.99 per gallon in 2014 versus $1.93 per gallon in 2015 (total cost and average price per gallon each include related fuel taxes as well as effective fuel hedging gains and losses).

Our stock price gained 43% over the year and outperformed the airline index as well.

JETBLUE AIRWAYS STOCK APPRECIATION VS. AIRLINE INDEX (XAL), 2015

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We believe our differentiated product and culture, competitive costs and high-value geography relative to our competitors contributed to our continued success in 2015. Our 2015 highlights include:

Product enhancements – Throughout 2015 we continued to invest in industry-leading products which we believe will continue to differentiate our product offering from the other airlines.

In June 2014, we launched our premium transcontinental product called MintTM. It includes 16 fully lie-flat seats, four of which are in suites with a privacy door, a first in the U.S. domestic market. During 2015, we announced additional transcontinental MintTM service, as well as added two international MintTM destinations, Barbados and Aruba.

We continued to install our Fly-FiTM in-flight internet service across our Airbus fleet, and completed retrofitting all of our Airbus A321 and A320 aircraft by the end of October 2015. Our first Fly-FiTM enabled Embraer E190 aircraft made its inaugural commercial flight in October 2015. We anticipate retrofitting our remaining Embraer E190 aircraft with Fly-FiTM during 2016, at which point, free Fly-FiTM service will be available on our entire fleet.

We introduced Fare Options during the second quarter of 2015. As a result, customers have a choice to purchase tickets from three branded fares: Blue, Blue Plus, and Blue Flex. Each fare includes different offerings, such as free checked bags, reduced change fees, and additional TrueBlue® points.

Innovation continues to be a major driver in our product offerings. We were the first airline to accept Apple Pay in-flight. Our customers have been able to use their iPhone for all onboard purchases since March 2015. In December 2015, we released an enhanced suite of mobile applications aimed at bringing even more convenience to our customers. With the latest update, customers have even more control over their JetBlue Experience with the ability to select and change seat assignments after check in, purchase Even MoreTM Space seats or other ancillary services, and use their phone’s camera feature to input credit card and passport information.

Fleet – In 2015, we converted six of the 10 Airbus A321 deliveries scheduled for 2016 to our MintTM cabin configuration. During the fourth quarter, we bought out the leases on six Airbus A320 aircraft. In 2015, we took delivery of 12 Airbus A321 aircraft, two of which were equipped with our MintTM cabin layout.

Network – We continued to expand and grow in our high-value geography. In 2015, we expanded our network with six new BlueCities, bringing our total as of the end of December 2015 to 93 BlueCities, and added several connect-the-dot routes. With the success of our MintTM service between New York and California, we launched new routes to the Caribbean in the fall of 2015 and expect to begin MintTM service from Boston in March 2016.

TrueBlue® and partnerships – We expanded our portfolio of commercial airline partnerships throughout 2015 and announced code-sharing agreements with Icelandair, Royal Air Maroc, Silver Airways and Seaborne Airlines.

Customer Service – JetBlue and our Crewmembers were recognized in 2015 for industry leading customer service. J.D. Power and Associates recognized JetBlue and our Crewmembers for the 11th consecutive year as the “Highest in Airline Customer Satisfaction among Low-Cost Carriers.” Our score climbed to 801 on a 1,000-point scale, making us the first airline to ever surpass 800 points within the segment.

We also received the top score on the American Customer Satisfaction Index (ACSI) among airlines. Our score of 81 is 10 points above the average for the airline industry. Additionally, we received 7 out of 7 stars for safety, and 5 out of 5 stars for our product offering from Airline Ratings.

Our Crewmembers – During 2015, our Crewmembers recognized JetBlue as one of “America’s “Best Places to Work” by Forbes. JetBlue ranked #19 through a survey that asked individuals how likely they would be to recommend their employer to someone else.

2015 Pay Decisions (see page 31 for more details)

In 2015, with the tailwind of lower fuel prices and the benefits derived from exciting product enhancements and industry-leading service innovations to the JetBlue experience, JetBlue had an excellent year. As in years past, we had challenges. However, we approached them in true JetBlue fashion, adhering to our values even when things were not going well with the goal of doing the right thing for our customers, crewmembers and stockholders even as we sought to Inspire Humanity.

As more fully described below, our corporate performance factor came in at 130.7% of target. In the same time period, we shared a record 2015 profit sharing payout of approximately $147 million with our profit sharing eligible crewmembers! This was close to almost eight weeks of income for a full time crewmember, split into an early payment at the end of 2015 and the remainder in early 2016.

As part of our ongoing compensation program development, in 2013 we increased the amount of “at risk” pay for our senior executives by introducing a performance based pay structure for our executive leadership team. These performance stock units, or PSUs, are based on achievement of goals over a three year performance period. Assuming achievement of goals, these PSUs are payable in common stock following the completion of the relevant performance period upon certification of performance by the Compensation Committee. This is the first year our executives became eligible to receive PSUs, for the 2013-2015 performance period.

Although the Summary Compensation Table and Supplemental Summary Compensation Table include the PSU award amounts in the Stock Awards column, the amounts reflected for the 2014-2016 and 2015-2017 performance periods have not yet been paid and are notional at this point. The tables assume performance based on an assessment of performance to date, as required by the SEC’s rules and regulations. As noted above, in early 2016, the Compensation Committee certified the results of the 2013-2015 performance period and those awards, based on the performance period just completed, reflect actual performance achieved and amounts paid out. PSUs are awarded, if at all, following the completion of the relevant performance period upon the Compensation Committee’s certification of performance.

For 2015, Mr. Barger, our then-Chief Executive Officer did not receive a salary increase. When Mr. Hayes became our President and Chief Executive Officer effective February 16, 2015, he received a salary increase to $550,000 in light of his promotion to Chief Executive Officer. When Mr. St. George was promoted from Senior Vice President to Executive Vice President Commercial & Planning effective February 16, 2015, he received a salary increase to $400,000. Mr. Powers and Mr. Hnat each received a modest merit increase in 2015 to $425,000. For 2015, no change was made to the target bonus opportunities of any of our named executive officers.

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Results of the 2015 Advisory Vote on Executive Compensation (“Say-on-Pay”)

At our 2015 annual meeting of stockholders, our stockholders were asked to approve, on an advisory basis, the Company’s fiscal 2014 executive compensation programs (“say-on-pay”). Approximately 95.6% of the aggregate votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. JetBlue engages with stockholders and other stakeholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback.

The Compensation Committee strives to continue to ensure that the design of the Company’s executive compensation programs is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage the taking of short-term risks at the expense of long-term results. The Compensation Committee intends to continue to use the “say-on-pay” vote as a guidepost for stockholder sentiment and continue to take into account stockholder feedback in making compensation decisions.

Compensation Philosophy & Principles

We strive to apply the following principles for compensating our crewmembers, including our named executive officers:

WHAT We Reward	WHY We Reward
Support our strategy and stay true to our Values	We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver on commitments, all while living our values of Safety, Caring, Integrity, Passion and Fun.
Attract and retain top talent	We aim to set target compensation to be competitive with the airline industry, given our BlueCity and support center locations, route network, unique market placement, structure and size relative to other airlines.
Pay for performance	We hold our named executive officers accountable for their performance in light of Company goals, industry economics and individual performance.

How JetBlue Pays for Performance

Our compensation program is designed to reward our named executive officers for the Company’s continued success. Consistent with our compensation philosophy, the Compensation Committee sets the compensation of our executive officers, including our named executive officers, substantially based on their achievement of annual financial and operational objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. The performance-based equity component of our executive compensation packages pays out, if at all, following the completion of the relevant three year performance period upon the Compensation Committee’s certification of performance results. As a result, the majority of our named executive officers’ total compensation is tied to performance and is “at risk.”

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The following features of our 2015 compensation programs promote further aligning our compensation practices with best practices in compensation governance and with our overall compensation philosophy:

Summary of Fiscal Year 2015 Executive Compensation Decisions

REWARD			HOW AWARD VALUE IS
ELEMENT	OBJECTIVE	KEY FEATURES	CALCULATED	2015 DECISIONS
Base Salary	To attract and retain the best talent	Fixed element of compensation paid in cash	Reviewed against individual’s level of skill, experience and responsibilities. Benchmarked against a group of comparably sized corporations and industry peers	Changes to base salary to maintain competitiveness
Annual Incentive Award	To motivate and incentivize performance over a one-year period.	Award value and measures are reviewed annually to ensure they support our strategy. (Page 34)	Performance is measured against financial and non-financial performance targets. (Page 34)	Performance resulted in award at 130.7% of target. (Page 35)
Long-Term Equity Award RSUs	To incentivize performance and retention over the long-term. Aligns interests with our executives with long-term interests of shareholders.	Performance is measured annually and equity vests over three years, subject to forfeiture. (Page 35)	Based on achievement of metric driven operational and strategic goals. (Page 35)	All NEOs met or exceeded targets. (Page 36)
Long-Term Equity Award PSUs	To motivate and incentivize sustained performance over the long-term. Aligns interests of our executives with long-term interests of shareholders.	Performance is measured at the end of a three year period. PSUs payout, if at all, in common stock. (Page 36)	Based on achievement of one absolute and one relative goal. (Page 36)	2014-2016 and 2015-2017 performance periods in progress; 2013-2015 performance period paid out at 134.5% (Page 37)

We also provide health and welfare benefits, available to our full-time crewmembers, including medical, dental, life insurance and disability programs; a 401(k) plan; and change in control plans. We provide retirement benefits (a 401(k) plan open to all crewmembers) and limited perquisites including space available flight privileges for all crewmembers, and, as is common in the airline industry, positive space flight privileges for executive officers and their immediate family members; possible relocation assistance for supervisor level and above; and a wellness physical for executives designed to further business continuity, available every other year.

Best Practices in Compensation Governance

In addition to the core compensation program, the Company provides or has implemented the following:

•	Executive Compensation Clawback Policy. Our Board of Directors has adopted a clawback policy, which requires reimbursement of all or a portion of any bonus, incentive payment, or equity-based award granted to or received by any executive officer and certain other officers after January 1, 2010 where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view the executive engaged in willful misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to the executive based upon the restated financial results.

•	Director Stock Ownership. Our Board of Directors has adopted a policy whereby directors hold their grants of deferred stock units throughout their tenure as a director. Vested equity is issued six months following the director’s departure from the Board of Directors. Directors are not required to hold a specific number of shares of common stock since such a requirement would be redundant in light of our hold through retirement policy.

•	No Tax Gross Ups. Beginning in 2013, on a going forward basis, the Company adopted a policy that affirmatively states that, going forward, we will not make or promise to make to our senior executives any tax gross up payments except for those provided pursuant to a plan, policy or arrangement applicable to management employees generally.

•	No Retirement Benefits. We have limited retirement benefits and our 401(k) plan is offered to all crewmembers subject to its generally applicable eligibility conditions.

•	Executive Stock Ownership. Our Corporate Governance and Nominating Committee has adopted stockholding guidelines for our named executive officers to be phased in over a five year period (by 2017) along the following lines:

–	Our CEO – 3X base salary; and

–	Our other named executive officers – 1X base salary.

•	Our policy permits us to count common stock and unvested restricted stock units towards the ownership guidelines, excluding unvested PSUs and vested underwater stock options.

•	All of our named executive officers met or exceeded these ownership guidelines at December 31, 2015.

•	Newly hired or newly appointed named executive officers have five years from the date of hire or appointment to meet the stock ownership guidelines.

•	We anticipate reviewing and revising our executive stock ownership periodically.

•	Equity Plan Best Practices. Our 2011 Incentive Compensation Plan does not have an evergreen reload provision, prohibits repricing without stockholder approval and includes double trigger change in control provisions and in general requires minimum vesting periods for equity of at least three years.

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Compensation Mix

We believe that a significant amount of our named executive officer compensation should be tied to the Company’s performance and an increasing amount of it should be at risk. Our bonus and equity goals (discussed in more detail beginning on page 34 ) are designed to drive business objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. The mix of compensation elements below for our named executive officers during 2015 (other than Mr. Barger who retired from the Company effective February 15, 2015) as illustrated below is based on the Compensation Committee’s executive compensation philosophy (as set forth in the Supplemental Compensation Table on page 33 ).

Determining Executive Compensation

The Compensation Committee assists the Board with respect to oversight and determination of compensation for the Company’s directors and executive officers. The Compensation Committee oversees the Company’s executive compensation policies and reviews and establishes, subject to approval by our Board of Directors, the compensation for our Chief Executive Officer. The Compensation Committee is charged with review of pay levels and policies related to salaries, bonuses and grants of awards and oversight of our equity incentive plans. In determining levels of base salaries, annual bonuses, RSU awards and PSU awards, the Compensation Committee uses the relevant executive officer’s current level of total compensation as the starting point. The Committee bases any adjustments to the current pay level on several factors, including the scope and complexity of the functions the executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Variations in compensation among our executive officers reflect differences in these factors.

The Compensation Committee used the following tools in determining executive vice presidents’ base salary, annual incentive cash targets, and equity awards:

•	Competitive Peer Group Survey;

•	Internal Pay Equity Review;

•	Tally Sheets;

•	Management Recommendations; and

•	Annual Performance Reviews.

Generally, at the Compensation Committee’s first quarter meeting(s) of any given year, the Compensation Committee approves target total direct compensation for the upcoming year, which is comprised of:

In the first quarter of 2016, the Compensation Committee reviewed the Company’s and the named executive officers’ performance for fiscal year 2015. After considering various data and input provided by management, the Compensation Committee approved the Company’s corporate performance factor, annual incentive bonus and equity awards for the named executive officers.

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Compensation Consultant

The Compensation Committee has the authority to retain independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Chair of the Compensation Committee reports the Committee’s actions and recommendations for the previous quarter to the full Board at the next regularly scheduled Board meeting.

The Compensation Committee engaged Pay Governance LLC (Pay Governance) as its independent advisor on matters of executive compensation for 2015. The Compensation Committee’s consultant reports directly to the Committee and provides no other services to the Company or any of its affiliates. For 2015, the Committee assessed the independence of Pay Governance pursuant to the SEC and NASDAQ rules and concluded that no conflict of interests exists that would prevent Pay Governance from independently representing the Compensation Committee.

As discussed below under “Peer Competitive Group Survey—Market Assessment,” Pay Governance provided the Company and the Committee with compensation data regarding the companies in our competitor peer group. The Company used this data to develop its recommendations to the Compensation Committee for 2015 compensation levels. Pay Governance also provided suggestions on the design of the annual bonus and long-term incentive plans, including for the long-term performance based incentive program, the performance measures and weighting, the factors for the Committee to review when determining whether to adjust the formulaic amount, and the general range of adjustments to apply. Pay Governance did not perform any separate additional services for management.

Competitive Peer Group Survey—Market Assessment

The Compensation Committee reviewed a report on the Company’s compensation programs for senior executive officers which incorporated data provided by Pay Governance. Pay Governance collected compensation data from the companies in our competitor peer group as well as similarly-sized general industry companies, using the 2015 Towers Watson U.S. CDB Executive Compensation Survey. Pay Governance proposed several enhancements to the approach used to determine the competitive market. While the enhancements described below resulted in higher estimated market pay levels, we believe the changes result in more comparable data versus our peers. Pay Governance used a combination of proxy peer group companies and general industry survey data to develop the competitive market. Specifically, we added Virgin America to the proxy peer group, resulting in a peer group of 9 companies. This improved our relative statistical positioning versus our peers, in light of revenue, market capitalization and number of employees. We modified our benchmarking to use a revenue measure that excludes fuel, to improve comparability and avoid measurement issues with volatile pricing of a key commodity and company expense. Finally, we refined the current general industry reference group to place greater emphasis on consumer-oriented companies, reflecting the importance of customer service and relationships in JetBlue’s success.

Our current peer group consists of the following U.S. airlines:

		Market
		Capitalization	FY2014
		($ in millions)	Revenue	Competing
Company	Incorporation	10/30/2015	($ in millions)	in Our Market
American Airlines Group	USA	29,134	42,650
Delta Air Lines, Inc.	USA	39,984	40,362
United Continental Holdings, Inc.	USA	22,484	38,901
Southwest Airlines Co.	USA	30,105	18,605
JetBlue Airways Corporation	USA	7,827	6,400
Alaska Air Group, Inc.	USA	9,667	5,368
Hawaiian Holdings Inc.	USA	1,847	2,315
Spirit Airlines	USA	2,656	1,932
Virgin America Inc.	USA	1,564	1,490
Republic Airways Holdings Inc.	USA	293	1,375

These companies, like JetBlue, are airline companies with significant revenue (over $1 billion) and with significant operations employing a large number of individuals and aircraft in our competing markets. We believe this comparator group provides a reasonable point of comparison to assist in our assessment of our compensation programs.

We recognize that this peer group has limitations from a statistical perspective given the limited number of companies and the wide variation in size of our peers. As a result, the Compensation Committee uses the competitive data as a reference point to monitor the compensation practices of our primary competitors. It is not, and was not in 2015, the sole determining factor in executive compensation decisions. The Committee also considers our Northeast location, route network, cost structure, and size relative to other airlines. The data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. We do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions on executive pay packages. While we do not establish a specific market percentile ranking for the individual compensation elements that comprise total direct compensation, we review each element to ensure it is reasonable relative to our peer group. We position pay to maintain our competitive cost advantage versus our peer group and recognize that some of the peer competitors are significantly larger and more mature than we are and yet we compete for the same talent pool. Consistent with our compensation objectives discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business and economic environment and individual accomplishments, performance and circumstances. Based on its overall assessment of market pay levels, the Committee determined that the proposed 2015 total pay of our named executive officers is better positioned, competitively, although room to improve remains. The Committee expects to continue to adjust relevant pay levels on a go forward, measured basis, contingent on corporate and individual performance in future years.

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Tally Sheets

The Compensation Committee uses tally sheets as a reference to ensure committee members understand the total compensation being delivered to executives each year and over a multi-year period. When making executive compensation decisions, the Compensation Committee reviews tally sheets for each senior executive officer. Tally sheets provide historical pay levels for the past five years, target and realized pay, value of unvested equity awards, and potential payments at termination for each senior executive officer. Tally sheets enable the Compensation Committee to assess whether the compensation strategy is effective over time.

Internal Pay Equity Review

Because of our team-based approach to executive officer compensation, the Company carefully considers the relative compensation levels among all members of the executive team for internal pay equity. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success. The Committee looks at various factors to account for differences in pay levels among the named executive officers. These factors include competitive data, size and complexity of role and individual and team based goal achievement.

Performance Evaluation – Chief Executive Officer

Our Board of Directors evaluates our Chief Executive Officer’s compensation on an annual basis. The Chief Executive Officer recuses himself from Board discussions relating to evaluations of his performance. The Board’s evaluation includes both objective and subjective criteria of the Chief Executive Officer’s performance, which include JetBlue’s financial performance, JetBlue’s performance with respect to our long-term strategic objectives and the development of our senior management team. Prior to the Board’s evaluation, the Compensation Committee evaluates the Chief Executive Officer’s compensation. The Compensation Committee uses the competitive market data discussed above to recommend total direct compensation for the Chief Executive Officer. The Compensation Committee conducts a performance review without the Chief Executive Officer’s participation and provides its recommendations to the full Board.

Performance Evaluations – Named Executive Officers (Other Than the Chief Executive Officer)

The Compensation Committee, together with our Chief Executive Officer, evaluates the performance of our senior executive officers, including our named executive officers. The Chief Executive Officer provides a performance assessment and compensation recommendation to the Compensation Committee for the other named executive officers within the overall team performance framework. The performance evaluation is based on factors such as achievement of the corporate objectives and performance; advancement of strategic initiatives; leadership and talent development; individual business area responsibilities; and performance as an executive team member and overall executive team performance.

With respect to the total compensation of our senior executive officers other than our Chief Executive Officer, the Compensation Committee also reviews total direct compensation data. The Compensation Committee makes final determinations regarding the total compensation of our senior executive officers.

Supplemental Comparison of 2015 and 2014 Direct Compensation to Named Executive Officers

The supplemental compensation table below shows how the Committee assessed total direct compensation for our named executive officers in 2015 and 2014. It is consistent with the Committee’s analysis of information presented to it in tally sheets (see “Compensation Practices and Procedures — Use of Tally Sheets”) and the Committee’s evaluation of our performance relative to established performance targets. The Committee approves RSU awards when financial results for the previous year are finalized, which occurs early in the following year. The primary difference between this supplemental compensation table and the 2015 Summary Compensation Table is that the supplemental compensation table includes grants of restricted stock units in the performance year to which they relate, rather than in the year when granted. The supplemental compensation table presented below is not intended to be a substitute for the 2015 Summary Compensation Table, but provides a condensed summary of actual total direct compensation awarded to the named executive officers for their performance in 2015 and 2014. The amounts reported in this table differ from the amounts required to be reported under SEC rules in the Summary Compensation Table on page 38, and are not a substitute for such information.

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					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Robin Hayes	2015	550,000	-	1,659,988	718,850	14,814	2,943,652
President and Chief Executive Officer(6)	2014	490,000	-	1,749,995	360,150	14,259	2,614,404
Mark Powers	2015	425,000	-	719,989	416,700	17,042	1,578,732
Executive Vice President	2014	424,000	-	699,992	411,640	15,871	1,551,503
and Chief Financial Officer
James Hnat	2015	425,000	-	449,977	277,800	11,061	1,163,839
Executive Vice President	2014	424,000	-	449,992	207,760	13,821	1,095,573
and General Counsel
Martin St. George	2015	400,000	-	449,992	257,500	14,127	1,1 2 1,61 9
Executive Vice President	2014
Commercial & Planning
Alexander Chatkewitz	2015	265,000	-	124,983	119,600	594	510,176
Vice President and Controller	2014
David Barger	2015	600,000	-	-	75,000	13,605	688 ,605
Former Chief Executive Officer(7)	2014	600,000	-	399,998	441,000	18,638	1,459,636

(1)	Includes annualized salary for the year indicated.

(2)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported under the “Non-Equity Incentive Plan Compensation” column.

(3)	Includes the aggregate grant date fair value (calculated in accordance with accounting guidance) of awards of (i) RSUs for the performance year indicated, and (ii) PSUs granted in 2015 which will be paid, if at all, based on the Company’s performance years 2015 - 2017.

(4)	Includes the annual incentive bonuses paid for the performance year indicated.

(5)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Retirement Plan in which all of our employees are eligible to participate, as well as life insurance premiums, positive space flights and executive physicals (if any). The 401(k) matching contribution for each of Mr. Hayes, Mr. Powers, Mr. St. George and Mr. Barger was $13,250, Mr. Hnat, $7,500 , and Mr. Chatkewitz $0 .

(6)	Mr. Hayes became JetBlue’s President and Chief Executive Officer on February 16, 2015.

(7)	Mr. Barger retired as JetBlue’s Chief Executive Officer on February 15, 2015.

Base Salary

The below table, for comparative purposes, shows annualized base salaries for 2015 and 2014.

Executive	2015 salary	2014 salary
Robin Hayes(1)	$550,000	$490,000
Mark Powers	$425,000	$424,000
James Hnat	$425,000	$424,000
Martin St. George(2)	$400,000	-
Alexander Chatkewitz(3)	$265,000	$265,000
David Barger(4)	$600,000	$600,000

(1)	In connection with Mr. Hayes’ promotion to Chief Executive Officer, Mr. Hayes’ base salary was increased to $550,000 effective February 16, 2015.

(2)	Mr. St. George was promoted to Executive Vice President Commercial & Planning effective February 16, 2015; he was not a named executive officer in 2014.

(3)	Mr. Chatkewitz joined JetBlue in December 2014.

(4)	Mr. Barger retired as JetBlue’s Chief Executive Officer on February 15, 2015.

Annual Incentive Bonuses and Equity Compensation

The Company’s annual incentive targets and equity targets are payable according to the Company’s achievement of its annual performance metrics. Our program has a preliminary threshold of $1 of pre-tax income. Pre-tax income is also the threshold for profit sharing payments to non-management crewmembers. Profit sharing is primarily payable to non-equity-eligible crewmembers. Our manager level and above crewmembers, including our named executive officers, will not benefit from the corporate portion of bonus payments if, as a result of our financial results, our non-management crewmembers do not receive Retirement Plus (a Company discretionary contribution of 5% of eligible non-management crewmember compensation, which vests over three years) or profit-sharing.

In 2015, the targets for our corporate performance factor were expanded to include an operational goal, on time departure or “D0”. Our 2015 targets were D0 and Customer Net Promoter Score (“NPS”) (each weighted 20%) and Controllable Costs (cost per available seat mile ex-Fuel and Profit Sharing) and Pre-tax Margin (each weighted 30%). NPS is a brand loyalty analysis. Controllable Costs and Pre-Tax Margin are financial measures that we believe are important to our long-term success because Pre-Tax Margin measures our overall profitability levels and Controllable Costs measure our cost growth for operating the airline excluding fuel cost and profit sharing. Our annual incentive bonuses, which are payable in cash, aim to reward executive officers and members of leadership throughout the organization to the manager level for attaining annual corporate performance targets.

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In addition, in recognition of the need to maintain competitiveness and noting the importance of an increased amount of “at risk” pay-for-performance based compensation, the Compensation Committee, for 2015, maintained our Chief Executive Officer’s target bonus opportunity at 100% (or $550,000), the target bonus opportunity of our Chief Financial Officer to 75%, and of our Executive Vice President and General Counsel at 50%. The target bonus opportunity of our remaining named executive officers were set at 50% and certain of our Vice Presidents at 30%.

The named executive officers’ maximum bonus is two times their target bonus.

The Compensation Committee may adjust the formulaic funding upwards or downwards by up to 35% based on qualitative factors, including operating and financial performance versus our peer group and the market, variances in fuel costs from the assumptions in the budget, total stockholder return in absolute and as compared to that of our peer group, and our long-term strategic plan development and execution.

The Compensation Committee relied on our performance assessment framework to evaluate our results on each goal and then perform a collective assessment across all goals to determine a corporate performance factor, which is then applied to our annual incentive bonus awards. For 2015, the corporate performance factor was determined as follows:

				Payout	Actual Payout
			Performance	Achieved as a	Approved as a
Measure	Weight	Target	Achieved	% of Target	% of Target
D0	20%	65.0%	60.9%
Customer NPS(1)	20%	65.5%	66.3%
Controllable Cost(2)	30%	1.0%	0.5%	130.7%	130.7%
Pre-tax Margin(3)	30%	9.8%	17.1%

(1)	Customer NPS is a non-financial measure that assesses brand loyalty based on a customer’s subjective survey responses to a customer experience. NPS is calculated by taking the percent of brand promoters and subtracting the percent of brand detractors, yielding a score between -100 and 100. The NPS achieved in this table represents quarterly NPS figures averaged for the year.

(2)	Controllable Cost is a financial measure to focus us on the costs which we can control, unlike fuel, for example, which is subject to external factors. We evaluate Controllable Cost on a year over year percentage change basis in accordance with generally accepted U.S. accounting principles.

(3)	Pre-Tax margin is a financial measure calculated using generally accepted U.S. accounting principles.

A “Met” target assessment would have resulted in a corporate performance factor of 100%, which would have resulted in a payout of the percentages of base salary for the named executive officers as discussed above. After evaluating the Company’s performance, the Compensation Committee chose to approve the recommended performance of 130.7%.

Long-Term Incentive Equity

Equity grants directly align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price. Such grants enable us to attract, retain and motivate highly qualified individuals for leadership positions within the Company.

We have historically used RSUs, based on achievement of goals set the previous year, and with a three year vesting period, to retain and motivate our crewmembers, including our named executive officers. In 2013, we adopted a long-term incentive plan with performance PSUs as the relevant vehicle in order to continue to motivate our senior most leaders by introducing a performance-based compensatory element. In 2015, approximately 23% of the total PSU award target opportunity for eligible named executive officers is in the form of PSUs that are earned (or forfeited) based on the Company’s goal achievement. We believe this program more closely aligns the interests of our officers and stockholders. With this restructuring, we transitioned from a program that provided for large periodic equity awards to a steady and sustainable program of more consistent annual award opportunities.

Restricted Stock Units (RSUs)

We grant equity in the form of RSUs in connection with our annual performance review, and upon hire or promotion. Our annual equity grants are made following the Compensation Committee meeting during the first quarter of each year. We do not time our equity grants to coincide with the disclosure of non-public material information.

To avoid a situation where the same set of metrics triggered both bonus and equity payouts or paid out neither, we award RSUs that vest over three years to our named executive officers based on the individual’s achievement of individual performance goals. The executive’s degree of achievement of his individual goals, and a subjective assessment of the degree of difficulty of those goals, are reflected in the equity grants paid in 2016 based on 2015 performance as shown in the supplemental compensation table. The Committee believes that this maintains some variation in pay among the senior executive team and continues the process of moving them out of lockstep which the Compensation Committee no longer believes to be appropriate.

Our RSU equity target awards for 2015 performance are as follows (reported as fair market value on the date of the restricted stock unit grant):

RSU
Target Opportunity
Title	($ value of RSUs)
President & Chief Executive Officer	600,000
Executive Vice President and Chief Financial Officer	350,000
Executive Vice President, General Counsel	300,000
Executive Vice President, Commercial & Planning	250,000
Vice President, Controller	75,000

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The maximum is 200% of target and the threshold is 50%. The ranges were selected based on peer compensation data and in light of the Company’s internal pay equity considerations and its financial performance.

Our named executive officers are evaluated annually on their achievement of individual goals, tailored to that executive’s responsibilities and the workgroups he supervises. All of our officers had culture goals, since we believe our strong and unique culture is integral to our success. Our officers also had shared operational goals. In addition, our CEO had goals relating to innovation and safety, as well as financial and strategic goals, including driving free cash flow and a strong balance sheet, working with investor relations, and deciding on a corporate position on the Open Skies debate. Mr. Powers, Mr. Hnat, Mr. St. George, and Mr. Chatkewitz had culture goals, shared operational goals, goals supporting aspects of the Company’s overall plan and goals relating specifically to the departments which they lead.

Mr. Hayes reviewed the performance of the senior executive officers, as well as other members of his team. Mr. Hayes, in performing his reviews, used his judgment in evaluating the degree of difficulty of achieving these individual goals. Each of the other named executive officers met or exceeded his targets, resulting in the equity awards shown in the applicable tables.

The Compensation Committee, in consultation with the Board of Directors, reviewed Mr. Hayes’ performance and strong leadership in 2015 in light of the Company’s overall performance in approving his annual RSU grant.

Based on the assessments of both the Compensation Committee, and, with respect to Mr. Hayes, the Board of Directors, of individual performance in 2015 and the assessments of the Compensation Committee with respect to the other senior executive officers’ individual performance in 2015, the following RSU awards were made on February 24, 2016:

2015 Equity Award
Name	(FMV $)
Robin Hayes	960,000
Mark Powers	350,000
James Hnat	300,000
Martin St. George	350,000
Alexander Chatkewitz	125,000

*	As noted, in light of Mr. Barger’s retirement from JetBlue in February 2015, he did not receive a 2015 equity award.

We believe this approach was consistent with our pay for performance philosophy whereby we link our corporate results and individual goal achievement to each named executive officer’s compensation. These RSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date and are forfeitable if the officer were to leave the Company before the awards are fully vested.

Performance Stock Units (PSUs) and Settlement of 2013-2015 PSUs

As noted above, in 2013, the Compensation Committee adopted a long-term performance incentive program. For the 2015-2017 performance period, the Company’s long-term incentive metrics included one relative goal (relative to industry ex-Fuel CASM), weighted at one-third, and one absolute goal (ROIC), weighted at two-thirds. We believe our CASM and ROIC goals are consistent with maintaining our cost structure relative to the industry and our focus on efficient use of capital. The number of PSUs awarded at the end of the three-year performance period will vary based on the actual performance. The value earned will be delivered in common stock following the completion of a three-year performance period subject to our performance against the pre-established corporate goals and certification by the Compensation Committee. Payouts in respect of the 2015 PSU awards may range from 0 to 200% of the target award based on the Company’s performance measured against industry relative ex-Fuel CASM and ROIC. The PSU maximum is 200% of target and the threshold is 50% of target.

The 2015 PSU goals, at target, are as follows: $700,000 for the President and Chief Executive Officer, $370,000 for the Executive Vice President and Chief Financial Officer, and $150,000 for the other Executive Vice Presidents, including the Executive Vice President and General Counsel and the Executive Vice President Commercial & Planning.

The PSUs are another way in which the Committee has introduced variability into the named executive officer compensation packages. Actual amounts of awards granted in April 2015 are disclosed in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table.

As in years past, the Company wanted to use more than one metric, while keeping the number of variables limited. For 2015, we felt that having one “absolute” and one “relative” metric, weighted two-thirds and one-third, respectively, reflected our emphasis on growing ROIC while still controlling costs. Our 2015 metrics, ROIC and relative ex-fuel CASM, are key measures we use to manage our business and are shared with investors. We feel that these metrics, align management’s and stockholders’ interests, of improving stockholder value over time.

Our long-term performance-based incentive plan covers three year forward looking performance periods. We believe our commitment to continued ROIC growth aligns with management’s and stockholders’ interests, of improving stockholder value over the long term. For the 2015-2017 performance period, our team is aiming for continued ROIC improvement, mindful that we are a growth airline. We do not disclose a specific ROIC target due to the highly volatile nature of our business. Moreover, the components of ROIC include highly sensitive data, such as projected net income, and we believe that such disclosure would result in serious competitive harm. These targets were designed to be challenging but attainable if we had what we considered to be successful years. For 2015, and going forward, we have incorporated “confidence factors” into our goal setting. This means that we will aim to set target goals that we have at least 50% confidence in achieving. We expect that using such confidence factors will help us set and achieve better goals and avoid negative incentive effects, despite otherwise positive performance.

For our relative ex-Fuel CASM target, we seek to maintain competitive cost positioning. We have not disclosed the relative ex-fuel CASM target because it is competitively sensitive as a forward looking metric. Given that our business strategy depends, in part, on growth that is profitable only when we maintain our cost advantage relative to our network carrier competitors, disclosing that figure on a prospective basis would subject us to serious competitive harm. This metric is difficult to achieve. We operate in a highly volatile industry and as such can experience unanticipated spikes in operating costs. Our industry is very sensitive to global economic forces. Further, our domestic competitors have all lowered their costs through bankruptcy or merger activity. We believe maintaining a competitive cost structure is important to our ability to grow. Maintaining management focus, through our LTI program, is important to this goal.

The number of shares of PSUs for the 2016-2018 performance period will be determined based on the closing price of the Company’s common stock on the grant date, April 12, 2016. The Compensation Committee approves the grant dates in advance.

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Settlement of 2013-2015 Long-Term Incentive Program Performance Unit Grants

In March 2013, the Compensation Committee approved grants of performance units, subject to a three-year performance period. The original 2013-2015 PSU grants were made assuming a target performance, but remained subject to performance conditions. The performance period relating to the 2013 PSUs concluded on December 31, 2015, but the PSUs remained subject to the Compensation Committee’s certification of performance results.

The 2013 performance unit grants had two components, one relative and one absolute. The performance goals were independent of each other and equally weighted—an ROIC goal and a relative ex-Fuel CASM goal. Depending upon actual company performance relative to these performance goals, the exact number of shares that could have vested ranged from zero to 200 percent of the target award. Following the conclusion of the performance period, the Compensation Committee calculated the company’s performance relative to these goals during the three-year performance period to determine the vesting percentage for the 2013 performance unit grants.

During the performance period, we achieved an ROIC of 8.5%, resulting in a 146.4% vesting percentage for that half of the program. We achieved an ex-Fuel CASM to industry goal of 10.9%, resulting in a 122.5% vesting percentage for that half of the program. Based on the Compensation Committee’s calculation of these performance measures, the 2013 performance unit grants vested at 134.5%. The following table summarizes the performance results with respect to each of the performance measures applicable to the 2013 LTIP performance unit grants and the corresponding contributions to the vesting percentage.

Performance Measures — 2013-2015	Result	Weight	Vesting
ROIC	146.4%	50%	73%
Relative ex-Fuel CASM	122.5%	50%	61%
		TOTAL	134.5%

The following table summarizes the number of PSUs awarded for the 2013-2015 performance cycle in 2016 and the number of shares of common stock to be paid out with respect to such grants for our named executive officers, based on the 134.5% percent vesting percentage approved by the Compensation Committee in early 2016.

	Vesting of 2013 Performance Unit Grants
	Units at	Vesting	Units upon
	Grant Date	Percentage	Vesting
Name(2)	(#)	(%)	(#)
Robin Hayes	44,709	134.5%	60,133
Mark Powers	29,806	134.5%	40,089
James Hnat	14,903	134.5%	20,044
David Barger(1)	59,612	134.5%	50,397

(1)	Mr. Barger retired in February 2015; accordingly, his 2013-2015 performance units were prorated pursuant to the terms of the award agreement.

(2)	Neither Mr. St. George nor Mr. Chatkewitz received the 2013-2015 PSU grant.

All Other Compensation

Perquisites and Other Personal Benefits

We offer a limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”

Post-Employment Benefits

To promote retention and recruiting, we also offer limited arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of a crewmember’s separation from service with us and enable crewmembers to focus on Company duties while employed by us.

•	Severance Benefits. In the event of a change in control, post-employment severance benefits for our named executive officers are provided through our Executive Change in Control Severance Plan (the “Executive Plan”) and Amended and Restated 2002 Stock Incentive Plan or 2011 Incentive Compensation Plan, as applicable. Our Executive Plan is intended to ensure stability within the Company during a period of uncertainty resulting from the possibility of a change in control of the Company by providing incentives for certain designated crewmembers, including our named executive officers, to remain in our employ. See “—Agreements Governing Termination,” “—Agreements Governing a Change in Control,” “—Potential Payments Upon Termination or Change in Control” below. Otherwise, severance benefits are provided to departing executives on a case-by-case basis.

•	Retirement Benefits. Our executive officers may participate in our 401(k) defined contribution retirement plan provided to substantially all other U.S. crewmembers and do not receive special retirement plans or benefits. For our executive officers as well as all other participating crewmembers, we match employee contributions under this plan 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests over five years. Our award agreements under the Incentive Compensation Plan were amended in 2014 to include retirement provisions for retirement eligible crewmembers, which provide for either accelerated or continued vesting of RSUs and PSUs.

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Tax Impacts

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 paid per year to each of our Chief Executive Officer and our three most highly paid other executive officers (other than our Chief Financial Officer). Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. With regard to equity incentive plan compensation awards made in 2015, we intend to generally structure our compensation programs such that amounts payable under these programs are not subject to the deduction limitations of Section 162(m). However, the Committee reserves the right to design programs that are intended to accomplish a full range of compensation objectives important to our success, even where the compensation paid under such programs may not be exempt from the deduction limitations of Section 162(m). For 2015, due to the Company’s net operating loss carryforwards, the limitation on our compensation deduction resulted in no significant income tax obligation.

Other provisions of the Code can also affect compensation decisions. Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon certain individuals who receive payments upon a change in control if the payments received by them equal or exceed an amount approximating three times their average annual compensation. The excise tax is imposed on all such payments exceeding one time an individual’s average annual compensation. A company will also lose its tax deduction for such “excess parachute payments”. As discussed under “Payments upon a Change in Control-Executive Change in Control Plan,” below, the Executive Plan provides for tax “gross-up” payments to our named executive officers to cover the cost of this excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with our management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

The Compensation Committee of JetBlue:

David Checketts
Virginia Gambale (Chair)
Stephan Gemkow

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SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2015, 2014 and 2013 by our named executive officers:

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Robin Hayes	2015	542,500	-	1,999,996	718,850	14,814	3,276,159
President and Chief Executive	2014	490,000	-	1,012,489	360,150	14,259	1,876,898
Officer(5)	2013	445,833	40,590	912,493	208,710	13,435	1,621,062
Mark Powers	2015	424,917	-	769,981	416,700	17,042	1,6 76,421
Executive Vice President	2014	423, 917	100,000	824,993	311,640	15,871	1,675,504
Chief Financial Officer	2013	411,000	37,114	637,495	191,086	15,526	1,292,221
James Hnat	2015	424,917	-	499,996	277,800	11,061	1,213,774
Executive Vice President	2014	423, 917	-	537,494	207,760	13,821	1,1 82,075
General Counsel	2013	411,000	30,962	449,996	159,238	8,348	1,059,544
Martin St. George	2015	392,479	-	477,797	257,500	14,127	1,157,844
Executive Vice President
Commercial & Planning
Alexander Chatkewitz	2015	265,000		74,994	119,600	594	460,188
Vice President Controller

David Barger	2015	75,000	-	-	75,000	13,605	163,605
Former Chief Executive Officer(6)	2014	600,000	-	2,024,991	441,000	18,638	3,084,629
	2013	600,000	67,550	2,024,996	347,850	15,588	3,055,984

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. Amounts reported for fiscal year 2015 represent discretionary adjustments of the non-equity incentive plan payouts for each named executive officer in excess of the target. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2015 Executive Compensation Decisions — Annual Incentive and Equity Compensation” and “— Bonuses” above.

(2)	Represents (i) the grant date fair value of the RSUs based on JetBlue’s stock price on the grant date and (ii) the grant date fair value of the PSUs subject to performance conditions represented at target level, in each case computed in accordance with FASB ASC Topic 718. With respect to the PSUs, assuming the maximum performance levels were probable on the grant date, the grant date fair values for each of our named executive officers PSUs awarded in 2015 would be as follows: Mr. Hayes: $1,399,991, Mr. Powers: $739,964, Mr. Hnat: $299,998, and Mr. St George: $299,998. Mr. Barger did not receive a 2015 PSU award as he retired in February 2015. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, for further discussion related to the assumptions used in our valuation as well as the disclosure of the accounting expense recognized. For information on the valuation assumptions with respect to grants made prior to 2015, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the “Grants of Plan-Based Awards” table below for further information on RSUs and PSUs granted in 2015. Upon Mr. Barger’s retirement from JetBlue, 90,580 RSUs were forfeited from the 2013 grant and 55,465 PSUs were forfeited from his 2013 and 2014 PSU grants.

(3)	Represents incentive bonus earned in 2015, 2014 and 2013, based upon each named executive officer’s achievement of certain specified annual performance targets. The amounts earned in 2015 were paid on February 19, 2016, the amounts earned in 2014 were paid on February 20, 2015 and the amounts earned in 2013 were paid on February 20, 2014. See “Compensation Discussion and Analysis—Summary of Fiscal Year 2015 Executive Compensation Decisions - Annual Incentive” above.

(4)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Retirement Plan in which all of our employees are eligible to participate, as well as life insurance premiums, positive space flights and Executive physicals (if any). The 401(k) matching contribution for each of Mr. Hayes, Mr. Powers, Mr. Barger, Mr. St George was $13,250, Mr. Hnat, $7,500 , and Mr. Chatkewitz $0.

(5)	The Board of Directors appointed Robin Hayes as Chief Executive Officer, effective February 16, 2015.

(6)	Mr. Barger retired from JetBlue effective February 15, 2015.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information, as of December 31, 2015, concerning individual grants of equity and non-equity plan-based awards made to the named executive officers during the fiscal year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date
								Number of	Fair Value
								Shares of	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Robin Hayes	2/13/2015							77,243	1,300,000
	4/8/2015				18,144	36,288	72,576		699,996
		275,000	550,000	1,100,000
Mark Powers	2/13/2015							23,767	399,999
	4/8/2015				9,590	19,180	38,360		369,982
		159,375	318,750	637,500
James Hnat	2/13/2015							20,796	349,997
	4/8/2015				3,888	7,776	15,552		149,999
		106,250	212,500	425,000
Martin St. George	2/13/2015							19,477	327,798
	4/8/2015				3,888	7,776	15,552		149,999
		100,000	200,000	400,000
Alexander Chatkewitz	2/13/2015							4,456	74,994
	4/8/2015				-	-	-		-
		39,750	79,500	159,000
David Barger	2/13/2015							-	-
	4/8/2015				-	-	-		-
		-	-	-
(1)	Represents the annual incentive bonuses. The Threshold column reflects the minimum annual bonus award that would have been granted had we achieved minimum performance targets for 2015. The Target column reflects the award granted if we were to achieve all of our 2015 performance targets. The Maximum column reflects awards that would have been payable for our 2015 performance had we exceeded all of our performance targets for the year. The payouts are based on performance goals established at the beginning of the year and are therefore completely at risk. The performance goals for determining the payout are described in “Compensation Discussion and Analysis — Annual Incentive Bonuses and Equity Compensation” above. Actual payouts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	Represents PSUs granted under our 2011 Incentive Compensation Plan. The Threshold column reflects the minimum equity award units based on achieving the minimum level of performance in each of the performance metrics described in the relevant PSU Award agreement at December 31, 2015. The Target column reflects the target equity award units if we were to achieve target level performance. The Maximum column reflects the maximum award units if we were to achieve the maximum level of each of the performance metrics as described further in footnote (4).
(3)	Represents RSUs granted under our 2011 Incentive Compensation Plan. Subject to the named executive officers’ continued employment, these equity awards vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon termination following certain change in control events.
(4)	Represents total grant date fair value of RSUs and PSUs as determined in accordance with FASB ASC Topic 718. Please refer to Note 7 of our consolidated financial statements in our 2015 annual report for further discussion related to the assumptions used in our valuations of RSUs and PSUs.

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Summary of Employment Agreement with Mr. Barger

On February 11, 2008, we entered into an employment agreement with David Barger, then our Chief Executive Officer, which was amended in 2009, 2010 and 2013. As amended, the agreement had a term through February 15, 2015 and provided for an annual salary, effective as of February 1, 2009, of $600,000. The agreement provided that Mr. Barger was eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; a restricted stock unit award with a minimum target at a fair market value of $250,000, with a then minimum award of $0 and a maximum award of $500,000 (the maximum award is aimed at 2 times his salary, adjusted over time), depending on his performance against targets as set and reviewed by the Compensation Committee; as well as participation in the Company’s benefit plans available to executive officers. (Mr. Barger received a supplemental grant of restricted stock units with a grant date fair value of $250,000 when his employment agreement was amended in 2009.) The agreement was terminable by Mr. Barger or by the Company. See “—Agreements Governing Termination.”

Summary of Employment Agreement with Mr. Hayes

On February 12, 2015, the Company and Mr. Hayes entered into an employment agreement (the “Hayes Employment Agreement”) pursuant to which Mr. Hayes was appointed Chief Executive Officer and President of the Company effective as of February 16, 2015. The Hayes Employment Agreement has a term of three years, ending on February 28, 2018, with a renewal option for a second three -year term at the discretion of the Board. The Hayes Employment Agreement provides that Mr. Hayes will be paid an annual salary at the rate of $550,000 and an annual incentive bonus as provided by the Company to its senior executives, currently at a target of 100% of base salary and a maximum of 200% of base salary. The annual salary may be increased, but not decreased, from time to time, and the amount of bonus remains subject to the review and approval of the Compensation Committee in its sole discretion.

The Hayes Employment Agreement also provides that Mr. Hayes will be eligible to receive an annual award of RSUs and an annual award of PSUs, pursuant to the Company’s 2011 Incentive Compensation Plan and related award agreements, as applicable. The Hayes Employment Agreement provides for health, fringe, welfare and flight benefits as provided to other senior executive officers of the Company. The Hayes Employment Agreement provides for certain severance payments should Mr. Hayes be terminated during the term without cause. It contains customary confidentiality, non-competition, non-solicitation and non-disparagement provisions. The Agreement is terminable by Mr. Hayes or by the Company, in each case as more fully described below under “Potential Payments upon Termination or Change In Control.” See “—Agreements Governing Termination.”

Employment Agreements with other Named Executive Officers

None of Mr. Powers, Mr. Hnat, Mr. St. George or Mr. Chatkewitz have employment agreements with the Company.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning all outstanding equity awards for each named executive officer at December 31, 2015.

		Option Awards				Stock Awards
								Equity	Equity incentive
								incentive plan	plan awards:
								awards:	market or
						Number		number of	payout value
		Number of	Number of			of Shares	Market Value	unearned	of unearned
		Securities	Securities			or Units of	of Shares or	shares, units	shares, units
		Underlying	Underlying	Options		Stock That	Units of Stock	or other rights	or other rights
		Unexercised	Unexercised	Exercise	Option	Have Not	That Have Not	that have not	that have not
		Options	Options	Price	Expiration	Vested	Vested	vested	vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(1)	(b)	(c)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)
Robin Hayes	2/13/2013	-	-	-	-	34,142	773,316	-	-
	4/8/2013	-	-	-	-	-	-	67,064	1,518,988
	2/13/2014	-	-	-	-	44,066	998,095	-	-
	4/8/2014	-	-	-	-	-	-	77,142	1,747,266
	2/13/2015	-	-	-	-	77,243	1,749,554	-	-
	4/8/2015	-	-	-	-	-	-	72,576	1,643,846
Mark Powers	8/16/2006	9,000		10.365	8/16/2016	-	-	-	-
	8/15/2007	9,000		9.025	8/15/2017	-	-	-	-
	11/14/2007	13,500		7.790	11/14/2017	-	-	-	-
	2/13/2013	-	-	-	-	24,387	552,366	-	-
	4/8/2013	-	-	-	-	-	-	44,709	1,012,659
	2/13/2014	-	-	-	-	41,128	931,549	-	-
	4/8/2014	-	-	-	-	-	-	51,428	1,164,833
	2/13/2015	-	-	-	-	23,767	538,323	-	-
	4/8/2015	-	-	-	-	-	-	38,360	868,854
James Hnat	5/16/2007	15,000		10.680	5/16/2017	-	-	-	-
	2/13/2013	-	-	-	-	19,510	441,902	-	-
	4/8/2013	-	-	-	-	-	-	22,355	506,329
	2/13/2014	-	-	-	-	34,274	776,306	-	-
	4/8/2014	-	-	-	-	-	-	17,142	388,266
	2/13/2015	-	-	-	-	20,796	471,029	-	-
	4/8/2015	-	-	-	-	-	-	15,552	352,253
Martin St.	8/16/2006	29,000		10.365	8/16/2016	-	-	-	-
George	8/15/2007	9,000		9.025	8/15/2017	-	-	-	-
	2/13/2013	-	-	-	-	11,845	268,289	-	-
	2/13/2014	-	-	-	-	14,688	332,683	-	-
	2/13/2015	-	-	-	-	12,997	294,382	-	-
	4/8/2015		-	-	-	6,480	146,772	-	-
	4/8/2015	-	-	-	-	-	-	15,552	352,253
Alexander Chatkewitz	2/13/2015	-	-	-	-	4,456	100,928	-	-
David Barger	4/8/2013	-	-	-	-	-	-	56,091	1,270,461
	2/13/2014	-	-	-	-	120,872	2,737,751	-	-
	4/8/2014	-	-	-	-	-	-	18,701	423,566

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(1)	Please refer to the table below for the applicable vesting schedules of outstanding option, RSU awards and PSU awards.

Grant Date	Expiration Date	Vesting Schedule
8/16/2006	8/16/2016	One-third in three equal annual installments beginning on August 16, 2007
5/16/2007	5/16/2017	One-third in three equal annual installments beginning on May 16, 2008
8/15/2007	8/15/2017	One-third in three equal annual installments beginning on August 15, 2008
11/14/2007	11/14/2017	One-third in three equal annual installments beginning on November 14, 2008
2/13/2013	-	One-third in three equal annual installments beginning on February 13, 2014
4/8/2013	-	Three-year cliff vesting beginning on April 8, 2013 and subject to meeting certain performance goals for fiscal years 2013, 2014 and 2015
2/13/2014	-	One-third in three equal annual installments beginning on February 13, 2015
4/8/2014	-	Three-year cliff vesting beginning on April 8, 2013 and subject to meeting certain performance goals for fiscal years 2014, 2015 and 2016
2/13/2015		One-third in three equal annual installments beginning on February 13, 2016
4/8/2015		One-third in three equal annual installments beginning on April 8, 2016 (RSUs)
4/8/2015		3 year cliff vesting beginning on April 8, 2015 and subject to meeting certain performance goals for fiscal years 2015, 2016 & 2017 (PSUs)
(2)	The amount listed in this column represents the product of the closing market price of the Company’s stock as of December 31, 2015 ($22.65) multiplied by the number of shares of stock subject to the award.
(3)	The number of shares reported for the 2013 PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving the maximum (150%) performance. At year-end 2015, our measurement of both metrics for the 2013–2015 performance period had us tracking above target. The actual number of shares earned for 2013 was based on achievement of performance metrics (ROIC and relative ex-fuel CASM) at the end of the applicable performance period, December 31, 2015 and are payable in common stock, in a range of 0% to 150% once certified by our Compensation Committee. The Compensation Committee certified the achievement of the performance for the 2013-2015 performance period at 134.5%, as discussed in the Compensation Discussion and Analysis - Long-Term Incentive Equity - Performance Stock Units (PSUs) - Settlement of 2013 Long-Term Incentive Program Performance Unit Grants. The number of shares reported for the 2014 PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving the maximum (150%) performance. At year-end 2015, our measurement of both metrics for the 2014–2016 performance period has us tracking towards 133.33% of target. The actual number of shares earned (if any) will be based on achievement of performance metrics (ROIC and relative ex-fuel CASM) at the end of the applicable performance period, December 31, 2016 and are payable in common stock, in a range of 0% to 150% once certified by our Compensation Committee. The number of shares reported for the 2015 PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving the maximum (200%) performance. At year-end 2015, our measurement of both metrics for the 2015-2017 performance period has us tracking towards 175%. The actual number of shares earned (if any) will be based on achievement of performance metrics (ROIC and relative ex-fuel CASM) at the end of the applicable performance period, December 31, 2017 and are payable in common stock, in a range of 0% to 200% once certified by our Compensation Committee.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning vesting of option awards and RSU awards during 2015 for each named executive officer:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Robin Hayes			99,547	1,675,376
Mark Powers			77,091	1,330,465
James Hnat	21,000	166,643	56,554	951,804
Martin St. George			31,277	526,392
Alexander Chatkewitz
David Barger	45,000	377,740	239,895	4,037,433

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our named executive officers may receive various payments if his employment is terminated, depending on the grounds for the termination. Employment may be terminated in various ways, including the following:

•	Voluntary termination of employment by the named executive officer (with or without “good reason”);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the named executive officer; and

•	Termination following a change in control of the Company.

In the table on page 47, we provide estimates of the payments that our named executive officers would have received had their employment been terminated as of December 31, 2015.

Potential payments made to Mr. Hayes upon the termination of his employment or upon a change in control are governed by the terms of his employment agreement with the Company and the benefit plans in which he participates. In addition to Mr. Hayes, the remaining named executive officers participate in the JetBlue Airways Corporation Severance Plan (the “Severance Plan”) and the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”), which govern the potential payments due to our named executive officers upon a termination of employment. As of December 31, 2015, none of Mr. Powers, Mr. Hnat, Mr. St. George or Mr. Chatkewitz had employment agreements with the Company.

Agreements Governing Termination

Payments to Mr. Hayes upon Termination

The Hayes Employment Agreement provides that, if Mr. Hayes were terminated without Cause (as defined in the Severance Plan) prior to or at the expiration of the initial three year term or subsequent three year term, he would be eligible to receive severance and benefits under the Severance Plan. The Severance Plan provides for cash severance of 3 months of base pay for each full year of service, subject to a minimum of 12 months of base pay and a maximum of 24 months of base pay. The Severance Plan also provides for payment of pro-rated average annual bonus, which is the average of the two most recently earned regular full-year annual bonus amounts (excluding any amount of any special, spot or pro-rated bonuses) and either forfeiture, continued vesting or acceleration of various outstanding equity awards (depending on award type and conditions upon grant). Mr. Hayes is also eligible to receive continued medical and/or dental benefits during the cash severance pay period, up to a maximum of 12 months, followed by executive-paid COBRA coverage for so long as the executive pays the applicable monthly COBRA cost of such continuation coverage, subject to the Company’s discretion. The continued medical and dental benefits and, in certain circumstances, the acceleration of equity, are subject to the execution of a separation agreement by the executive. Mr. Hayes is also eligible to receive Company-paid career transition consulting services, with a cost of up to $40,000. If, after termination of his employment without Cause, Mr. Hayes were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the Hayes Employment Agreement, he would forfeit the foregoing payments. Pursuant to the Hayes Employment Agreement, if Mr. Hayes’ s employment is terminated for Cause, or if Mr. Hayes were to resign from the Company other than for Good Reason, Mr. Hayes would only be entitled to payment of unpaid base salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If Mr. Hayes’s employment were terminated by reason of his death or Disability (as defined in the Hayes Employment Agreement), the Company would pay to Mr. Hayes (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits.

For purposes of this agreement, “Cause,” means a conviction of or a plea of no contest to a felony or other crime involving moral turpitude or dishonesty; fraud or wilful act of dishonesty against the Company or subsidiary that adversely materially affects the Company or subsidiary; wilful breach of Company

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policies that materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination; or habitual neglect of his duties with JetBlue. “Disability” means that Mr. Hayes is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Our employment agreement with Mr. Barger expired by its terms in February 2015. See narrative disclosure to “Summary Compensation Table” and “Grants of Plan-Based Awards Table,” at page 40.

Payments to Other Named Executive Officers

As of December 31, 2015, we had no contractual obligations to make severance payments to any of our named executive officers other than Mr. Hayes (except as provided in the severance plan described below).

Severance Plan Summary

On May 22, 2014, upon recommendation of the Compensation Committee, the Board of Directors approved and adopted the JetBlue Airways Corporation Severance Plan (the “Severance Plan”). The Severance Plan provides that upon occurrence of a Severance Event, as defined in the Severance Plan, a crewmember who meets the plan conditions for eligibility (a “Participant”) will be paid cash severance, pursuant to a formula based on job level at the Termination Date, as defined in the Severance Plan, and years of service. The Severance Plan also provides for payment of pro-rated average annual bonus, and either forfeiture, continued vesting or acceleration of various outstanding equity awards (depending on award type and conditions upon grant). Participants may receive medical and/or dental benefits, COBRA payments, and career transition consulting services. If a crewmember is terminated for Cause or without Good Reason, no severance benefits are payable. The Severance Plan defines “Cause” as a Participant’s (a) conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or dishonesty; (b) participation in a fraud or willful act of dishonesty against the Company or a subsidiary of the Company that adversely affects the Company or any such subsidiary in a material way; (c) willful breach of the Company’s policies that affects the Company in a material way; (d) causing intentional damage to the Company’s property or business; (e) conduct that constitutes gross insubordination; or (f) habitual neglect of his or her duties with the Company or a subsidiary of the Company. The determination of whether a Termination of Employment is for Cause will be made by the Plan Administrator, as defined in the Severance Plan, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Participant. “Good Reason” is defined as the occurrence of any one of the following conditions with respect to a Participant without the Participant’s prior written consent: (a) a material diminution in the Participant’s base salary; or (b) a material change in geographic location at which the Participant must perform services on behalf of the Company or its subsidiary (for this purpose, a change in any such location will be considered material only if it increases the Participant’s current one-way commute by more that fifty (50) miles; in each case of clause (a) or (b), only if (i) the Participant provides written notice to the Company of the existence of the applicable condition described in such clause within 90 days of the initial existence of the condition, (ii) the Company fails to remedy the condition within 60 days after the Company receives such written notice and (iii) within the 30 day period immediately following the lapse of such 60 day period, the Participant elects to terminate his or her employment.

Arrangements Governing a Change in Control

Executive Change in Control Plan

On June 28, 2007, upon recommendation of the Compensation Committee, the Board approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”). A “change in control,” as defined in the Executive Plan, means: (i) a reorganization, merger, consolidation or other corporate transaction involving JetBlue, such that the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership, immediately prior to such business combination, of the voting securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or when they resign during the two-year period following a change in control for “Good Reason” (a “Qualifying Termination Event”). “Good Reason” means the termination of employment by an eligible employee because of any of the following events: (1) a 10% reduction by the Company (other than in connection with a Company-wide, across-the-board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the change in control date or (y) his or her bonus opportunity or 12 times his or her average monthly salary, or as same may be increased from time to time thereafter; (2) a material reduction in the duties or responsibilities of the eligible employee from those in effect prior to the change in control; or (3) the Company requiring the eligible employee to relocate from the office of the Company where an eligible employee is principally employed immediately prior to the change in control date to a location that is more than 50 miles from such office of the Company (except for required travel on the Company’s business to an extent substantially consistent with such eligible employee’s customary business travel obligations in the ordinary course of business prior to the change

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in control date). For purposes of the Executive Plan, “cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of Company policies which materially adversely affects the Company; intentional damage to the Company’s property or business; habitual conduct that constitutes gross insubordination; or habitual neglect of his or her duties with the Company.

A named executive officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs. In addition, each employee covered by the Executive Plan will be entitled to: (i) payment of his or her accrued but unused paid time off as of the date of termination; (ii) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (iii) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements will be made for 18 months for our named executive officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the Company’s COBRA reimbursement payments will be eliminated. In addition, named executive officers are eligible for flight benefits for two years following a Qualifying Termination Event.

With respect to named executive officers, the Executive Plan also contains an excise tax gross-up provision whereby if such employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

The Executive Plan may be amended or terminated by the Company at any time prior to a change in control. In addition, under the terms of the Executive Plan, the Board is required to reconsider the terms of the plan within the 90-day period immediately prior to the third anniversary of its adoption in light of then-current market practices. Such reconsideration took place in September 2010 and the Board made no changes to the Executive Plan in light of the then ongoing industry changes.

Potential payments upon a change in control under the Executive Plan are estimated in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our Amended and Restated 2002 Stock Incentive Plan

In addition to the above, our Amended and Restated 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of the Company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Potential payments upon a change in control under the Amended and Restated 2002 Stock Incentive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our 2011 Incentive Compensation Plan

Under the 2011 Incentive Compensation Plan, a change in control of the Company will have no effect on outstanding awards under the plan that the Board of Directors or the Compensation Committee determines will be honored or assumed or replaced with new rights by a new employer (referred to as an alternative award), so long as the alternative award (i) is based on securities that are, or within 60 days after the change in control will be, traded on an established United States securities market; (ii) provides the holder with rights and entitlements (such as vesting and timing or methods of payment) that are at least substantially equivalent to the rights, terms and conditions of the outstanding award; (iii) has an economic value that is substantially equivalent to that of the outstanding award; (iv) provides that if the holder’s employment with the new employer terminates under any circumstances, other than due to termination for cause or resignation without good reason, within 18 months following the change in control (or prior to a change in control, but following the date on which we agree in principle to enter into that change in control transaction), (1) any conditions on the holder’s rights under, or any restrictions on transfer or exercisability applicable to, the alternative award will be waived or will lapse in full, and the alternative award will become fully vested and exercisable, and (2) the alternative award may be exercised until the later of (a) the last date on which the outstanding award would otherwise have been exercisable, and (b) the earlier of the third anniversary of the change in control and expiration of the term of the outstanding award; and (v) will not subject the holder to additional taxes or interest under section 409A of the Code.

If the Board of Directors or the Compensation Committee does not make this determination with respect to any outstanding awards, then (i) the awards will fully vest and become non-forfeitable and exercisable immediately prior to the change in control; or (ii) the Board of Directors or the Compensation Committee will provide that in connection with the change in control (1) each outstanding option and SAR will be cancelled in exchange for an amount equal to the fair market value of our common stock on the change in control date, reduced by the option exercise price or grant price of the option or SAR, (2) each outstanding share of restricted stock, restricted stock unit and any other award denominated in shares will be cancelled in exchange for an amount equal to the number of shares covered by the award multiplied by the price per share offered for our common stock in the change in control transaction, or, in some cases, the highest fair market value of the common stock during the 30 trading days preceding the change in control date, (3) any outstanding award not denominated in shares, including any award the payment of which was deferred, will be cancelled in exchange for the full amount of the award; (4) the target performance goals applicable to any outstanding awards

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will be deemed to be fully attained, unless actual performance exceeds the target, in which case actual performance will be used, for the entire performance period then outstanding; and (5) the Board of Directors or the Compensation Committee may otherwise adjust or settle outstanding awards as it deems appropriate, consistent with the plan’s purposes.

The phrase “change in control,” as used in the plan, means, very generally, any of the following: (i) the acquisition by certain persons of voting securities representing 30% or more of our common stock or of the combined voting power of all of our voting securities, (ii) certain changes in the majority of the members of our Board of Directors, (iii) certain corporate transactions, such as a merger, reorganization, consolidation or sale of substantially all of our assets, that result in certain changes to the composition of our stockholders, or (iv) a complete liquidation or dissolution of JetBlue.

Potential payments upon a change in control under the 2011 Incentive Compensation Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Potential Payments Upon Termination

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment under the various circumstances outlined above. Other than for Mr. Barger who retired from the Company in February 2015, the amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2015. For Mr. Barger, actual amounts paid to him in connection with his retirement are described below in the narrative immediately following this table. Potential payments to each of Messrs. Powers, Hnat, St. George and Chatkewitz upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate, including the Severance Plan, the Executive Change in Control Plan, the 2002 Stock Incentive Plan and 2011 Incentive Compensation Plan. Values for stock option and restricted stock unit grants are based on our common stock closing price of $22.65 on the NASDAQ Global Select Market on December 31, 2015. The table below does not include amounts to which the named executive officers would be entitled that are already described in the other compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

	Multiple of Base		Potential Post-Employment Compensation
	Salary		Accelerated	Accelerated	Accelerated
	and		Vesting	or Continued	or Continued		Estimated
	Target	Pro-Rata	of Stock	Vesting of	Vesting of	All Other	Tax Gross-
	Bonus	Annual	Options	RSUs	PSUs	Compensation	Up	Total
	($)(1)	Bonus(2)	($)(3)	($)	($)	($)	($)(4)	($)
Robin Hayes
Termination by the Company without “cause” or by the Crewmember for good reason under Severance Plan(5)	1,100,000	304,725		1,855,548	-	138,038		3,398,311
Termination for reasons of Death or		550,000		1,449,464	1,970,324			3,969,788
Disability(6)
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	2,200,000	550,000		3,520,965	2,999,426	145,557	2,218,404	11,634,352
Mark Powers
Termination by the Company without “cause” or by the Crewmember for good reason under Severance Plan(5)	850,000	319,920		1,197,581	-	138,038		2,505,539
Termination for reasons of Death or Disability(6)				1,032,228	1,282,805			2,315,034
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change				2,022,237	1,886,088	145,557	1,297,287	7,157,419
of Control (double trigger)(8)	1,487,500	318,750
James Hnat
Termination by the Company without “cause” or by the Crewmember for good reason under Severance Plan(5)	850,000	198,980		987,064	-	127,863		2,163,907
Termination for reasons of Death or Disability(6)				866,770	548,583			1,415,353
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	1,275,000	212,500		1,689,237	772,524	130,294		4,079,555

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	Multiple of Base		Potential Post-Employment Compensation
	Salary		Accelerated	Accelerated	Accelerated
	and		Vesting	or Continued	or Continued		Estimated
	Target	Pro-Rata	of Stock	Vesting of	Vesting of	All Other	Tax Gross-
	Bonus	Annual	Options	RSUs	PSUs	Compensation	Up	Total
	($)(1)	Bonus(2)	($)(3)	($)	($)	($)	($)(4)	($)
Martin St. George
Termination by the Company without “cause” or by the Crewmember for good reason under Severance Plan(5)	800,000	145,600		581,682	-	138,038		1,665,320
Termination for reasons of Death or Disability(6)				434,291	47,633			481,924
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	1,200,000	200,000		1,042,127	176,126	145,557		2,763,810
Alexander Chatkewitz
Termination by the Company without “cause” or by the Crewmember for good reason under Severance Plan(5)	198,750	79,500		33,643	-	45,307		356,930
Termination for reasons of Death or Disability(6)				29,558	-			29,558
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	344,500	79,500		100,928	-	60,857		585,785
(1)	As of December 31, 2015 we had no contractual obligations to make any severance payments to our named executive officers, other than Mr. Hayes under the terms of his employment agreement. Should any of the named executive officers be terminated without cause or good reason, under our Severance Plan each named executive officer (other than Mr. Chatkewitz) is entitled to two years of salary continuation based upon their years of service with the Company.
(2)	Represents an average annual bonus under the Severance Plan equal to the average of the last two annual bonuses, pro-rated by the number of months completed in the calendar year of termination. For the purposes of this table, termination is assumed to occur on December 31, 2015, so the numbers do not reflect pro-ration. Under a change in control scenario, the amount above represents target annual bonus for the year in which termination occurs, which is payable under the Executive Plan and is not pro-rated because termination is assumed for purposes of this table to occur on December 31, 2015.
(3)	All outstanding stock options held by named executive officers as of December 31, 2015 were fully vested and had an exercise price lower than $22.65, the closing stock price on the last fiscal day of 2015. Each named executive officer would have 90 days to exercise post termination. The value of vested, in-the-money stock options held by Mr. Powers is $233,190, Mr. Hnat is $179,550 and Mr. St. George is $478,890 which is the difference between the strike price and the stock closing price at fiscal year end December 31, 2015.
(4)	Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation, as discussed above under “Compensation Discussion and Analysis - Tax and Accounting Impact.” As discussed above under “Potential Payments upon Termination or Change In Control - Arrangements Governing a change in Control - Executive change of Control Plan” under our Executive Plan, we provide for tax “gross-up” payments to cover the cost of this excise tax.
(5)	Under the terms of the Severance Plan, each named executive officer would be entitled to 2 years of severance pay, with the exception of Mr. Chatkewitz who would be entitled to 9 months of severance pay and a bonus payment equal to the average of the last year years bonus payments. Each named executive officer would also be entitled to accelerated vesting of RSUs scheduled to vest within the next 11 months following the date of termination for awards granted 2013 and prior and continued vesting of RSUs scheduled to vest within the next 11 months following the date of termination for awards granted in 2014 and after. For the purposes of this table the termination date is assumed to be December 31, 2015, which would entitle continued vesting of 121,309 RSUs and accelerated vesting of 34,142 RSUs for Mr. Hayes, continued vesting of 64,895 RSUs and accelerated vesting of 24,387 RSUs for Mr. Powers, continued vesting of 55,070 RSUs and accelerated vesting of 19,510 RSUs for Mr. Hnat, continued vesting of 34,165 RSUs and accelerated vesting of 11,845 RSUs for Mr. St. George and continued vesting of 4,456 RSUs for Mr. Chatkewitz at the closing stock price on the last fiscal day of 2015 under the 2011 Incentive Compensation Plan. All other compensation assumes $40,000 in outplacement services ($30,000 for Mr. Chatkewitz) and $83,000 in an assumed value of lifetime flight benefits for each of Mr. Hayes, Mr. Powers, Mr. Hnat, and Mr. St. George and $0 for Mr. Chatkewitz. Also includes COBRA coverage in the amount of $15,037 for Mr. Hayes, $15,037 for Mr. Powers, $4,862 for Mr. Hnat, $15,037 for Mr. St. George and $15,037 for Mr. Chatkewitz.
(6)	Assumes prorated vesting in the event of a termination due to death or disability with a termination date of 12/31/15, Mr. Hayes would already have been paid his full annual salary, however would be entitled to any other accrued compensation in which case would be his annual bonus related to performance year 2015 and all of the named executive officers listed above are entitled per the termination provisions in the PSU Award agreement due to death or disability to pro-rated vesting of PSUs in accordance with the company’s performance metrics in the agreement up until the termination date. Assumes prorated vesting on 63,994 RSUs and pro-rated vesting of 86,990 PSUs for Mr. Hayes, 45,573 RSUs and 56,636 PSUs for Mr. Powers, 38,268 RSUs and 24,220 PSUs for Mr. Hnat, 19,174 RSUs and 2,103 PSUs for Mr. St. George and 1,305 RSUs for Mr. Chatkewitz at the closing stock price on the last fiscal day of 2015 under the 2011 Incentive Compensation Plan.
(7)	Assumes continued vesting in the event of a termination due to retirement with a termination date of December 31, 2015, None of the Named Executive Officers are retirement eligible as of December 31, 2015.
(8)	Potential payments to each of Mr. Hayes, Powers, Hnat, St. George, and Chatkewitz upon a qualifying termination of their employment after a change in control are governed by the terms of the benefit plans in which they participate, including the Executive Change in Control Plan and 2011 Incentive Compensation Plan. Assumes accelerated vesting on 155,451 RSUs and 132,425 PSUs for Mr. Hayes, 89,282 RSUs and 83,271 PSUs for Mr. Powers, 74,580 RSUs and 34,107 PSUs for Mr. Hnat, 46,010 RSUs and 7,776 PSUs for Mr. St. George and 4,456 RSUs for Mr. Chatkewitz at the closing stock price on the last fiscal day of 2015 per the Change in Control provisions under the 2011 Incentive Compensation Plan. Under the Executive Plan, a named executive officer would be entitled to receive: (i) two (2) years of salary and two times (2x) his or her target bonus for the year in which termination of employment occurs; (ii) payment of his or her accrued but unused paid time off as of the date of termination; (iii) a prorated portion of his or her annual bonus for the year in which termination occurs, at the target level of achievement; (iv) payment for certain unreimbursed relocation expenses incurred by him or her (if any); and (v) reimbursement for all costs incurred in procuring health and dental care coverage for the named executive officer and his or her eligible dependents under COBRA for 18 months. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the aforementioned COBRA reimbursement payments will be eliminated. All other compensation includes COBRA coverage in the amount of $7,294 for Mr. Hnat, $22,557 for Mr. Hayes, Mr. Powers, Mr. St. George, and Mr. Chatkewitz. Also, includes $40,000 in outplacement services ($30,000 for Mr. Chatkewitz), and $83,000 in an assumed value of lifetime flight benefits for each of Messers Hayes, Powers, Hnat, and Mr. St. George and $8,300 for Mr. Chatkewitz.

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In 2013, JetBlue adopted a policy that affirmatively states that JetBlue Airways Corporation, going forward, will not make or promise to make to its senior executives any tax gross up payments, other than any tax gross up payments pursuant to existing contractual obligations or the terms of any compensation or benefit plan currently in effect. For this purpose, a “gross up” would be defined as any payment to or on behalf of a senior executive the amount of which is calculated by reference to his or her estimated tax liability.

Mr. Barger retired from JetBlue on February 15, 2015. In connection with his retirement, Mr. Barger received a pro-rated annual non-equity incentive bonus of $75,000 on February 20, 2015, as disclosed in the “Summary Compensation Table.” Upon Mr. Barger’s retirement, 90,580 unvested RSUs were forfeited and 120,872 RSUs became subject to continued vesting pursuant to the terms of the applicable RSU agreement, of which 60,436 RSUs vested in February 2016 and 60,436 RSUs will vest in February 2017. Additionally, 50,531 PSUs were prorated in accordance with the terms of the applicable PSU award agreements and are subject to continued vesting and payable after certification of the performance metrics by the Compensation Committee after the performance periods have lapsed. Mr. Barger is eligible for lifetime travel privileges on our flights as a founder of the Company.

Compensation and Risk

Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our employees the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.

In 2015, as part of its assessment, the Compensation Committee reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to work for long-term growth of the Company, clawback policies, limiting the incentive to take excessive risk for short-term gains by imposing caps on annual bonuses, requiring compliance with our Code of Business Conduct and vesting the Compensation Committee with authority to exercise discretion to reduce payouts under our annual incentive bonus program.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, one Form 4 for Mr. Powers was filed late due to administrative error, during the year ended December 31, 2015.

PROPOSAL 4	TO APPROVE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

Approval of Amendments

At the annual meeting, stockholders will be asked to approve amendments to the JetBlue Airways Corporation Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide that a director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company entitled to vote at an election of directors.

Description and Purpose

Effective February 11, 2016, our board of directors unanimously adopted resolutions approving and declaring it advisable and in the best interests of the Company and of our stockholders, to amend Article III, Section 15 of the Company’s Bylaws to provide that a director of the Company may be removed from office with or without cause by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Our Certificate of Incorporation currently provides that a director or the entire board may be removed only with cause by the holders of a majority of shares entitled to vote at an election of directors. Therefore, in connection with the approval of the amendments to Article III, Section 15 of the Company’s Bylaws effective February 11, 2016, the Company’s board of directors also approved, subject to stockholder approval, a conforming amendment to Article VI of the Company’s Certificate of Incorporation to provide that any director of the Company may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. The board of directors determined that this amendment is in the best interests of the Company and its stockholders and recommends its approval by the stockholders.

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A copy of the Certificate of Incorporation, marked to show the proposed changes, with deleted text shown in strikethrough and added text shown as double-underlined, is attached to this proxy statement as Appendix A.

If the amendment to the Certificate of Incorporation is approved by the required vote of our stockholders, our board of directors intends to file the amended Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”). The amended Certificate of Incorporation will be effective immediately upon acceptance of filing by the Secretary of State or such later time as may be specified in therein.

The Board of Directors recommends that stockholders vote “FOR” the amendment of JetBlue Airways Corporation Certificate of Incorporation for the reasons outlined above.

OTHER MATTERS

As of the date of this proxy statement, we do not know of any other matters that may be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2017 Annual Meeting

Pursuant to our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote at the meeting, who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the Bylaws about the stockholder and the proposed action). To be timely, the notice must not be received earlier than January 17, 2017 (120 days prior to May 17, 2017, the one year anniversary of the 2016 annual meeting), nor later than February 16, 2017 (90 days prior to May 17, 2017, the one-year anniversary of the 2016 annual meeting). The notice must contain the information required by our Bylaws.

The foregoing Bylaw provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph below. Pursuant to Rule 14a-8, stockholder proposals intended to be included in our proxy statement and voted on at our 2017 annual meeting must be received at our offices at Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, on or before December 6, 2016.

A copy of our Bylaws is available upon request to: Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Annual Report to Stockholders

The fiscal 2015 Annual Report to Stockholders (which is not a part of our proxy soliciting materials) is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our fiscal 2015 Annual Report to Stockholders are available at our website at www.jetblue.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to stockholders without charge upon written request directed to our General Counsel, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The Company’s copying costs will be charged if exhibits to the 2015 Annual Report on Form 10-K are requested. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing.

By Order of the Board of Directors,

James G. Hnat

General Counsel
and Corporate Secretary

April 5, 2016

Long Island City, New York

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APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF JETBLUE AIRWAYS CORPORATION

The undersigned, Robin Hayes and James G. Hnat, hereby certify that:

ONE: They are the duly elected, qualified and acting Chief Executive Officer and Secretary, respectively, of JetBlue Airways Corporation, a Delaware corporation.

TWO: The Certificate of Incorporation of said corporation was originally filed in the Office of the Secretary of State of the State of Delaware on August 24, 1998 under the name New Air Corporation.

THREE: The Certificate of Incorporation of said corporation was subsequently amended and restated, and in each case the Amended and Restated Certificate of Incorporation of said corporation was originally filed in the Office of the Secretary of State of the State of Delaware on April 17, 2002, May 20, 2008 and May 26, 2010 under the name JetBlue Airways Corporation.

FOUR: The Amended and Restated Certificate of Incorporation of said corporation is further amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is JetBlue Airways Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, Delaware. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Nine Hundred Twenty Five Million (925,000,000). Nine Hundred Million (900,000,000) shares shall be Common Stock, par value $0.01 per share, and Twenty Five Million (25,000,000) shares shall be Preferred Stock, par value $0.01 per share. Immediately upon the filing of the Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware, each one (1) share of the Corporation’s Class A-1 Common Stock, Class A-2 Common Stock, Series A-1 Preferred, Series A-2 Preferred, Series B-1 Pre-ferred and Series B-2 Preferred was converted into one (1) share of Common Stock.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VI

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

Each director who is serving as a director on the date of this Amended and Restated Certificate of Incorporation and who is elected or appointed at or after the 2009 annual meeting of stockholders shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified, or until such director’s earlier resignation or removal from office. Directors elected prior to or at the 2009 annual meeting of stockholders, including those elected at the 2008 annual meeting of stockholders, shall continue to hold office until the expiration of the three-year terms for which they were elected, subject to such directors’ prior death, disability, resignation, retirement, disqualification or removal from office. Any person elected to a newly-created director position or any person elected to fill a vacancy on the Board of Directors shall serve until the next annual meeting of stockholders and until a successor has been elected and qualified, subject to such director’s prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors, or by a sole remaining director. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director may be removed from office ~~only if such removal is (i) for~~ with or without cause ~~and (ii)~~ by the affirmative vote of the holders of ~~at least~~ a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors. ~~Directors may not be removed without cause.~~

ARTICLE VII

Stockholders of the Corporation shall take action by meetings held pursuant to this Amended and Restated Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Board of Directors of the Corporation and the Chief Executive Officer of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of

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the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL. If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the GCL, as so amended.

ARTICLE IX

At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its successor, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. air carrier. The Bylaws shall contain provisions to implement this Article IX, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article IX.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOUR: The foregoing amendment and restatement has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

/s/ Robin Hayes
Robin Hayes
CHIEF EXECUTIVE OFFICER

/s/ James G. Hnat
James G. Hnat
SECRETARY

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APPENDIX B

REGULATION G RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

We sometimes use non-GAAP measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with U.S. GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies.

Operating Expenses per Available Seat Mile, excluding fuel and profit sharing

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. Our CASM for 2015 through 2011 are summarized in the table below. We exclude aircraft fuel, profit sharing, and related taxes from operating expenses to determine CASM ex-fuel and profit sharing. We believe that CASM ex-fuel and profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines. We are unable to reconcile such projected CASM ex-fuel and profit sharing as the nature or amount of excluded items are only estimated at this time.

		Reconciliation of Operating expense per ASM, excluding fuel and profit sharing
(in millions; per ASM data in cents;	2015		2014		2013		2012		2011
percentages based on unrounded
numbers)	$ per ASM		$ per ASM		$ per ASM		$ per ASM		$ per ASM
Total operating expenses	$5,200	10.56	$5,302	11.78	$5,013	11.71	$4,606	11.49	$4,182	11.23
Less: Aircraft fuel and related taxes	1,348	2.74	1,912	4.25	1,899	4.43	1,806	4.50	1,664	4.47
Operating expenses, excluding fuel and related taxes	3,852	7.82	3,390	7.53	3,114	7.28	2,800	6.99	2,518	6.76
Less: Profit sharing and related taxes	151	0.31	25	0.05	12	0.03	3	0.01	—	—
Operating expense, excluding fuel, profit sharing and related taxes	$3,701	7.51	$3,365	7.48	$3,102	7.25	$2,797	6.98	$2,518	6.76

Net Income and Pre-Tax Income, excluding special items

We exclude special items from net income and pre-tax income as we believe the exclusion of these items is helpful to investors to evaluate JetBlue’s recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing the reconciliation of net income and pre-tax income include the gain on the sale of JetBlue’s wholly-owned subsidiary LiveTV due to the non-recurring nature of this item.

Reconciliation of Net Income, Income before Income Taxes and EPS excluding Special Items
	Twelve Months Ended December 31,
(in millions, except per share amounts)	2015	2014
Income before income taxes	$1,097	$623
Less: Gain on sale of subsidiary	—	241
Income before income taxes excluding special items	1,097	382
Less: Income tax expense	420	222
Add back: Income tax relating to gain on sale of subsidiary(1)	—	72
Net Income excluding special items	$677	$232

Basic:
Earnings per common share	$2.15	$1.36
Less: Special items, net of tax	$—	$0.57
Earnings per common share excluding special items	$2.15	$0.79

Diluted:
Earnings per common share	$1.98	$1.19
Less: Special items, net of tax	$—	$0.49
Earnings per common share excluding special items	$1.98	$0.70
(1)	The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million.

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Return on Invested Capital

Return on invested capital, or ROIC, is an important financial metric which we believe provides meaningful information as to how well we generate returns relative to the capital invested in our business. During 2015, our ROIC improved to 13.7%, primarily due to the reduction in fuel prices. We are committed to taking appropriate actions which will allow us to continue to improve ROIC while adding capacity and continuing to grow. At our Investor day in November 2014, we forecast that we believe we will improve ROIC to at least 10% by the end of 2017.

We believe this non-GAAP measure provides a meaningful comparison of our results to the airline industry and our prior year results. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.

Reconciliation of Return on Invested Capital (Non-GAAP)
	Twelve Months Ended December 31,
(in millions, except as otherwise noted)	2015	2014
Numerator
Operating Income	$1,216	$515
Add: Interest income (expense) and other	1	1
Add: Interest component of capitalized aircraft rent (a)	64	65
Subtotal	1,281	581
Less: Income tax expense impact	491	226
Operating Income After Tax, Adjusted	$790	$355

Denominator
Average Stockholders’ equity	$2,869	$2,331
Average total debt	2,038	2,409
Capitalized aircraft rent(1)	853	869
Invested Capital	$5,760	$5,609

Return on Invested Capital	13.7%	6.3%
(1) Capitalized Aircraft Rent
Aircraft rent, as reported	$122	$124
Capitalized aircraft rent (7* Aircraft rent)(2)	853	869
Interest component of capitalized aircraft rent (Imputed interest at 7.5%)	64	65
(2)	In determining the Invested Capital component of ROIC we include a non-GAAP adjustment for aircraft operating leases, as operating lease obligations are not reflected on our balance sheets but do represent a significant financing obligation. In making the adjustment we used a multiple of seven times our aircraft rent as this is the multiple which is routinely used within the airline community to represent the financing component of aircraft operating lease obligations.

Free Cash Flow (Non-GAAP)

The table below reconciles cash provided by operations determined in accordance with U.S. GAAP to Free Cash Flow, a non-GAAP measure. Management believes that Free Cash Flow is a relevant metric in measuring our financial strength and is useful in assessing our ability to fund future capital commitments and other obligations. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial measures prepared in accordance with U.S. GAAP.

Reconciliation of Free Cash Flow (Non-GAAP)
	Year Ended December 31,
(in millions)	2015	2014	2013	2012	2011
Net cash provided by operating activities	$1,598	$912	$758	$698	$614
Less: Capital expenditures(1)	(837)	(806)	(615)	(542)	(480)
Less: Predelivery deposits for flight equipment	(104)	(127)	(22)	(283)	(44)
Free Cash Flow	$657	$(21)	$121	$(127)	$90
(1)	The capital expenditures in 2014 includes two capital leases for approximately $76 million which are classified as a non-cash financing activity in the consolidated statements of cash flows.

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JETBLUE AIRWAYS CORPORATION
27-01 QUEENS PLAZA NORTH
LONG ISLAND CITY, NY 11101
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/jblu2016**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by JetBlue in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05507-P74630 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JETBLUE AIRWAYS CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

Nominees:

	For	Against	Abstain
1a. Peter Boneparth	☐	☐	☐
1b. David Checketts	☐	☐	☐
1c. Virginia Gambale	☐	☐	☐
1d. Stephan Gemkow	☐	☐	☐
1e. Robin Hayes	☐	☐	☐
1f. Ellen Jewett	☐	☐	☐
1g. Stanley McChrystal	☐	☐	☐
1h. Joel Peterson	☐	☐	☐
1i. Frank Sica	☐	☐	☐
1j. Thomas Winkelmann	☐	☐	☐

NOTE: Certification: Pursuant to federal law and JetBlue's certificate of incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Company.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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ADMISSION TICKET
(non transferable)

jetBlue®

2016 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 17, 2016
10:00 a.m. EDT
Registration begins at 9:00 a.m. EDT JetBlue Airways Corporation
27-01 Queens Plaza North Long Island City, New York

If you plan to attend the Annual Meeting, please present this admission ticket along with a government-issued photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed at the top right of this card and one (1) guest and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E05508-P74630

jetBlue®

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals 2, 3 and 4 as stated on the reverse side.

The undersigned hereby appoints James G. Hnat and Mark D. Powers, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2016 Annual Meeting of Stockholders of JetBlue Airways Corporation, to be held at 27-01 Queens Plaza North, Long Island City, New York and via live webcast at **www.virtualshareholdermeeting.com/jblu2016** on Tuesday, May 17, 2016, at 10:00 A.M. Eastern Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.